As filed with the Securities and Exchange Commission on March ____, 2021

File No. _______________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM S-1 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Cell MedX Corp.
(Exact name of Registrant as specified in its charter)
NEVADA
(State or other jurisdiction of incorporation or organization)
5900
(Primary Standard Industrial Classification Code Number)
38-3939625
(I.R.S. Employer Identification Number)
123 W. Nye Ln, Suite 446 Carson City, Nevada, 89052 Tel: (844) 238-2692
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
FRANK MCENULTY 123 W. Nye Ln, Suite 446 Carson City, Nevada, 89052 Tel: (844) 238-2692
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to: O’NEILL LAW LLP Attention: Christian I. Cu Suite 704, 595 Howe Street, Vancouver, BC V6C 2T5 Tel: (604) 687-5792

As soon as practicable after this Registration Statement is declared effective.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

If any emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, par value $0.001 per share	6,337,000	$0.30	$1,901,100	$207.41

(1)6,337,000 shares of common stock, par value $0.001 per share, of Cell MedX Corp., a Nevada corporation (the “Registrant”), are being registered hereunder. The shares consist of 1,206,000 shares previously issued and 5,131,000 shares issuable upon exercise of share purchase warrants issued to the selling security holders.

(2)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended. Based on the average high and low price of the Registrant’s common stock on March 1, 2021.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED _________________, 2021

The information contained in this Prospectus is not complete and may be changed. The Selling Security Holders may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission (the “SEC”) is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS 6,337,000 Shares of Common Stock

We are registering 6,337,000 shares of common stock for resale by the selling security holders (the “Selling Security Holders”) listed in this Prospectus (the “Offering”), consisting of 1,206,000 shares previously issued by the Company and 5,131,000 shares issuable upon the exercise of warrants (the “Warrants”) previously issued by the Company.  The Selling Security Holders may resell their shares from time to time in public or privately negotiated transactions or by other means described in this Prospectus in the section titled “Plan of Distribution.”  The prices at which the Selling Security Holders may sell their shares will be determined by prevailing market prices, prices related to prevailing market prices or at privately negotiated prices.

We will not receive any proceeds from the sale of shares of common stock by the Selling Security Holders.  If the Warrants are exercised by the Selling Security Holders, we will receive the exercicse price of those Warrants.  However, the Selling Security Holders listed in this Prospectus are not required to exercise the Warrants, and there is no assurance that they will exercise the Warrants.  If all of the Warrants held by the Selling Security Holders are exercised for cash, we will receive total gross proceeds of $2,413,000 if the Warrants are exercised.

We are bearing the costs, expenses and fees associated with the registration of the shares to be sold by the Selling Security Holders in this Prospectus.  The Selling Security Holders named in this Prospectus will bear the costs of all commissions or discounts, if any, attributable to the sale of their shares.

Before investing in any of the securities being offered hereunder, you should carefully read this Prospectus and any prospectus supplement relating thereto.

Quotations for our common stock are entered on the OTC Link alternative trading system on the OTCQB marketplace under the symbol “CMXC.” The last reported sale price of our common stock on the OTCQB marketplace at the close of business on March 1, 2021 was $0.304 per share.

The purchase of the securities offered through this Prospectus involves a high degree of risk. You should carefully read and consider the section of this Prospectus titled “Risk Factors” on page 3 before buying any shares of our common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

This Prospectus is Dated _________________, 2021

Cell MedX Corp.

PROSPECTUS

You should read this Prospectus, the related exhibits filed with the Securities and Exchange Commission (the “SEC”), and any documents incorporated by reference herein before making any decision to invest in the our securities. You should rely only on the information provided in this Prospectus and the documents incorporated by reference herein or any amendment thereto. In addition, this Prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this Prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.” Information contained in later-dated documents incorporated by reference will automatically supplement, modify or supersede, as applicable, the information contained in this Prospectus or in earlier-dated documents incorporated by reference.

We have not authorized anyone to provide any information or to make any representations other than those contained in this Prospectus, the documents incorporated by reference herein or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. If anyone provides you with different or additional information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this Prospectus or any document incorporated by reference in this Prospectus is accurate only as of the date on the front cover of this Prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

This Prospectus is not an offer to sell, nor are the Selling Security Holders seeking an offer to buy, the shares offered by this Prospectus in any jurisdiction where the offer or sale is not permitted. No offers or sales of any of the shares of common stock are to be made in any jurisdiction in which such an offer or sale is not permitted.

PROSPECTUS SUMMARY

The following summary may not contain all the information that may be important to you. This Prospectus incorporates important business and financial information about us that is not included in, or delivered with this Prospectus. Before making an investment, you should read the entire Prospectus carefully. You should also carefully read the risks of investing discussed under “Risk Factors” and the financial statements included in this Prospectus, any prospectus supplement relating thereto, or in our other filings with the SEC.

About Cell MedX Corp. (“us”, “our”, “we”, the “Company” or “Cell MedX”)

We are a biotech company focused on the discovery, development and commercialization of therapeutic and non-therapeutic products that promote general wellness and alleviate complications associated with medical conditions including, but not limited to, diabetes, Parkinson’s disease, high blood pressure, neuropathy and kidney function. We are engaged in the development and manufacturing of therapeutic devices based on our proprietary eBalance® Technology, which harnesses power of microcurrents and their effects on human body.

The eBalance® Technology is based on the science of bioelectric signals, their affect on epigenetic events within human body, and ability to modify and affect the behavior of cells, tissue, and organs. Based on this technology Cell MedX is developing a radically different and very promising family of devices whose core technology demarcates it from the approaches currently in use and those in the “future advances” pipeline as reflected in current medical literature.

Microcurrent delivery devices used for the treatment of various ailments have been in the marketplace for decades. However, the eBalance® Technology can be distinguished from those devices, which have a limited utility and are not designed to treat various ailments at their core. It is hoped that devices based on the eBalance® Technology will effect metabolic changes much further “upstream” in the pathophysiology or natural history of an ailment.

The eBalance® Technology is currently approved by Health Canada for use in the treatment of pain and the promotion of general health and wellness. In addition, we are conducting research on the efficacy of the eBalance® Technology for managing various pathological diseases and ailments, such as diabetes, Parkinson’s disease, neuropathy, poor kidney function, high blood pressure, as well as some others, by enabling patients to manage their symptoms using a biosignal generating device that is simple to use, causes no discomfort, and can easily be incorporated into any lifestyle.

Our principal executive office is located at 123 W. Nye Ln., Suite 446, Carson City, Nevada, 89706.  Our telephone number is (844) 238-2692.

The Offering

Securities being offered

The selling security holders (the “Selling Security Holders”) listed in this Prospectus may, from time to time, offer and sell up to 6,337,000 shares of our common stock. The shares being offered by the Selling Security Holders consist of:

(a)1,206,000 shares of common stock previously issued to the Selling Security Holders; and

(b)5,131,000 shares of common stock issuable upon the exercise of warrants previously issued by us to the Selling Security Holders (collectively, the “Warrants”).

See the section of this Prospectus titled “Description of Securities” for additional information about the Warrants.

Common stock outstanding before the offering	59,388,564 shares of our common stock are issued and outstanding as of the date of this Prospectus.

Common stock outstanding after the offering	64,519,564 shares of common stock after giving effect to the issuance of 5,131,000 shares of common stock upon the exercise of all of the Warrants held by the Selling Security Holders.

Use of proceeds

We will not receive proceeds from the sale of any shares of common stock by the Selling Security Holders.  If all of the Warrants are exercised, will receive total gross proceeds of $2,413,000.  There is no assurance that any of the Warrants will be exercised.  See “Use of Proceeds.”

Risk factors

An investment in our securities involves a high degree of risk. Prospective investors in our securities should carefully read the “Risk Factors” beginning on page 2 and elsewhere in this prospectus before deciding to invest in our securities.

Trading symbol and market	Our common stock trades on the OTC Link alternative trading system on the OTCQB marketplace under the symbol “CMXC.”

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below and the other information in this Prospectus before investing in our common stock.  Before making a decision to invest in our securities, you should carefully consider the following risk factors, as well as the risks described under “Risk Factors” in any applicable prospectus supplement and the risks described in our most recent Annual Report on Form 10-K, or any updates to our risk factors described in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this Prospectus or any applicable prospectus supplement.

If any of these risks occur, our business, operating results and financial condition could be seriously harmed, which could in turn adversely affect your investment. The market price of our securities could decline due to any of these risks, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties, including those of which we are currently unaware or that we deem immaterial, could also affect our business or your investment in our securities.

Risks associated with the current uncertainty with respect to rapid expansion of the COVID-19 pandemic.

The Company is cognizant of the rapid expansion of the COVID-19 pandemic and the resulting global implications. To date, the Company has experienced minor disruptions to the Company’s day-to-day operations associated with delayed services resulting from various COVID-19 restrictions and shortage of man power experienced by some of the Company’s service providers. The Company cautions that there continues to be a possibility for increase of the restrictions currently in place, or addition of new restrictions currently not known to the Company. The impact of these restrictions on the Company’s operations, if implemented, is currently unknown but could be significant.

Risks associated with our Company and our Industry.

We operate in a highly competitive market. We face competition from large, well established medical device manufacturers and pharmaceutical companies in the market for promoting general wellness and alleviating complications associated with medical conditions. Many of these companies are very well accepted by health practitioners and have significant resources, and we may not be able to compete effectively.

The market for devices and therapies for promoting general wellness and treating complications associated with medical conditions is intensely competitive, subject to rapid change and significantly affected by new product introductions. We compete indirectly with large pharmaceutical and medical device companies, such as Bayer Corp., Becton Dickinson Corp., LifeScan Inc., a division of Johnson & Johnson, MediSense Inc. and TheraSense Inc. These competitors’ products are based on traditional healthcare model and are well accepted by health practitioners and patients. If these companies decide to penetrate our target market they could threaten our position in the market.

We are subject to numerous governmental regulations which can increase our costs of developing our eBalance® Technology and products based on this technology.

Our products are subject to rigorous regulation by the FDA, Health Canada and numerous international, supranational, federal, and state authorities. The process of obtaining regulatory approvals to market a medical device can be costly and time-consuming, and approvals may not be granted for future products, or additional indications or uses of existing products, on a timely basis, if at all. Delays in the receipt of, or failure to obtain approvals for, our products, or new indications and uses, could result in delayed realization of product revenues, reduction in revenues, and in substantial additional costs. In addition, no assurance can be given that we will remain in compliance with applicable FDA, Health Canada and other regulatory requirements once approval or marketing authorization has been obtained for a product. These requirements include, among other things, regulations regarding manufacturing practices, product labeling, and advertising and post-marketing reporting, including adverse event reports and field alerts due to manufacturing quality concerns.

Competitors’ intellectual property may prevent us from selling our products or have a material adverse effect on our future profitability and financial condition.

Competitors may claim that our eBalance® Technology infringes upon their intellectual property. Resolving an intellectual property infringement claim can be costly and time consuming and may require us to enter into license agreements. We cannot guarantee that we would be able to obtain license agreements on commercially reasonable terms. A successful claim of patent or other intellectual property infringement could subject us to significant damages or an injunction preventing the manufacture, sale or use of our product. Any of these events could have a material adverse effect on our profitability and financial condition..

Our research and development efforts may not result in the development of commercially successful products based on our eBalance® Technology, which may hinder our profitability and future growth.

Our eBalance® Technology is currently in the research and development stage as are our planned products incorporating this technology. In order to develop commercially marketable products, we will be required to commit substantial efforts, funds, and other resources to research and development. A high rate of failure is inherent in the research and development of new products and technologies. We must make ongoing substantial expenditures without any assurance that our efforts will be commercially successful. Failure can occur at any point in the process, including after significant funds have been invested. Planned products may fail to reach the market or may only have limited commercial success because of efficacy or safety concerns, failure to achieve positive clinical outcomes, inability to obtain necessary regulatory approvals, limited scope of approved uses, excessive costs to manufacture, the failure to establish or maintain intellectual property rights, or infringement of the intellectual property rights of others.

Even if we successfully develop marketable products or commercially develop our current technology, we may be quickly rendered obsolete by changing customer preferences, changing industry standards, or competitors’ innovations.

Innovations may not be accepted quickly in the marketplace because of, among other things, entrenched patterns of clinical practice or uncertainty over third-party reimbursement. We cannot state with certainty when or whether our products under development will be launched, whether we will be able to develop, license, or otherwise acquire new products, or whether any products will be commercially successful. Failure to launch successful new products or new indications for existing products may cause our products to become obsolete, causing our revenues and operating results to suffer.

New products and technological advances by our competitors may negatively affect our results of operations.

Our products face intense competition from our competitors. Competitors’ products may be safer, more effective, more effectively marketed or sold, or have lower prices or superior performance features than our products. We cannot predict with certainty the timing or impact of the introduction of competitors’ products.

Significant safety concerns could arise for our products, which could have a material adverse effect on our revenues and financial condition.

Healthcare products typically receive regulatory approval based on data obtained in controlled clinical trials of limited duration. Following regulatory approval, these products will be used over longer periods of time in many patients. Investigators may also conduct additional, and perhaps more extensive, studies. If new safety issues are reported, we may be required to amend the conditions of use for a product. For example, we may be required to provide additional warnings on a product’s label or narrow its approved intended use, either of which could reduce the product’s market acceptance. If serious safety issues arise with our product, sales of the product could be halted by us or by regulatory authorities. Safety issues affecting suppliers’ or competitors’ products also may reduce the market acceptance of our products.

Inability to attract and maintain key personnel may cause our business to fail.

Success depends on the acquisition of key personnel. We will have to compete with other companies both within and outside the healthcare industry to recruit and retain competent employees and consultants. If we cannot maintain qualified personnel to meet the needs of our anticipated growth, we could face material adverse effects on our business and financial condition.

To date we have generated only minimal revenues. If we cannot increase our revenues to start generating profits, our investors may lose their entire investment.

To date we have generated only minimal revenues. No profits have been made to date and if we fail to make any then we may fail as a business and an investment in our common stock will be worth nothing. We have a very limited operating history and thus our progress as well as potential future success cannot be reasonably estimated. Success has yet to be proven and financial losses should be expected to continue in the near future and at least until such time that we enter commercial production of devices based on the eBalance® Technology, of which there is no assurance. We continue to face all the risks of a ‘start-up’ venture including unforeseen costs, expenses, problems, and management limitations and difficulties. Since inception, we have accumulated deficit of $8,440,058 and there is no guarantee, that we may ever be able to turn a profit or locate additional opportunities, hire additional management and other personnel.

We need to acquire additional financing or our business will fail.

We must obtain additional capital or our business will fail. In order to continue development of our eBalance® Technology and to successfully carry out our planned clinical and observational trials, we must secure more funds. Currently, we have limited resources and have already accumulated a net loss. Financing may be subject to numerous factors including investor sentiment, acceptance of our technology and so on. We currently have no arrangements for additional financing. We may also have to borrow large sums of money that require substantial capital and interest payments.

Risks related to our stock

We expect to raise additional capital through the offering of more shares, which will result in dilution to our current shareholders.

Raising additional capital through future offerings of common stock is expected to be necessary for our Company to continue. However, there is no guarantee that we will be successful in raising additional capital. Issuance of additional stock will increase the total number of shares issued and outstanding resulting in decrease of the percentage interest held by each of our shareholders.

The market for our common stock is limited and investors may have difficulty selling their stock.

Our shares are currently traded on the over the counter market, with quotations entered for our common stock on the OTCQB under the symbol “CMXC.” However, the volume of trading in our common stock is currently limited. As a result, holders of our common stock may have difficulty selling their shares.

Because our common stock is a penny stock, stockholders may be further limited in their ability to sell their shares.

Our shares constitute a penny stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are expected to remain classified as a penny stock for the foreseeable future. Classification as a penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares will be subject to Rules 15g-2 through 15g-9 of the Exchange Act. Rather than having to comply with these rules, some broker-dealers will refuse to attempt to sell a penny stock.

Or

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system.

Because our securities constitute “penny stocks” within the meaning of the rules, the rules apply to us and to our securities. The rules may further affect the ability of owners of shares to sell our securities in any market that might develop for them. As long as the quotation price of our common stock is less than $5.00 per share, the common stock will be subject to Rule 15g-9 under the Exchange Act. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that:

•contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of securities laws;

•contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;

•contains a toll-free telephone number for inquiries on disciplinary actions;

•defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and

•contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock

We have not paid nor anticipate paying cash dividends on our common stock.

We have not declared any dividends on our common stock during the past two fiscal years or at any time in our history. The Nevada Revised Statutes (the “NRS”), provide certain limitations on our ability to declare dividends. Section 78.288 of Chapter 78 of the NRS prohibits us from declaring dividends where, after giving effect to the distribution of the dividend:

•we would not be able to pay our debts as they become due in the usual course of business; or

•except as may be allowed by our Articles of Incorporation, our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders who may have preferential rights and whose preferential rights are superior to those receiving the distribution.

We do not expect to declare any dividends in the foreseeable future as we expect to spend any funds legally available for the payment of dividends on the development of our business

No assurance that forward looking assessments will be realized.

Our ability to accomplish our objectives and whether or not we are financially successful is dependent upon numerous factors, each of which could have a material effect on the results obtained. Some of these factors are in the discretion and control of management and others are beyond management’s control. The assumptions and hypotheses used in preparing any forward-looking assessments contained herein are considered reasonable by management. There can be no assurance, however, that any projections or assessments contained herein or otherwise made by management will be realized or achieved at any level.

FOR ALL OF THE AFORESAID REASONS AND OTHERS SET-FORTH AND NOT SET-FORTH HEREIN, AN INVESTMENT IN OUR SECURITIES INVOLVES A CERTAIN DEGREE OF RISK. ANY PERSON CONSIDERING TO INVEST IN OUR SECURITIES SHOULD BE AWARE OF THESE AND OTHER FACTORS SET-FORTH IN THIS REPORT AND IN THE OTHER REPORTS AND DOCUMENTS THAT WE FILE FROM TIME TO TIME WITH THE SEC AND SHOULD CONSULT WITH HIS/HER LEGAL, TAX AND FINANCIAL ADVISORS PRIOR TO MAKING AN INVESTMENT IN OUR SECURITIES. AN INVESTMENT IN OUR SECURITIES SHOULD ONLY BE ACQUIRED BY PERSONS WHO CAN AFFORD TO LOSE THEIR TOTAL INVESTMENT.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this Prospectus constitute “forward-looking statements.” These statements, identified by words such as “plan,” “anticipate,” “believe,” “estimate,” “should,” “expect” and similar expressions include our expectations and objectives regarding our future financial position, operating results and business strategy. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, general business, economic, competitive, political and social uncertainties;; changes in labor costs or other costs of production; equipment or processes to operate as anticipated; accidents, labor disputes, the Company’s eBalance Technology is still in development, as well as those factors discussed in the section titled “Risk Factors” in this Prospectus.

Forward looking statements are based on a number of material factors and assumptions, in particular the Company’s eBalance Technology is still in development. While we consider these assumptions may be reasonable based on information currently available to it, they may prove to be incorrect. Actual results may vary from such forward-looking information for a variety of reasons, including but not limited to risks and uncertainties disclosed in the section titled “Risk Factors” in this Prospectus.

We intend to discuss in our Quarterly Reports and Annual Reports any events or circumstances that occurred during the period to which such documents relate that are reasonably likely to cause actual events or circumstances to differ materially from those disclosed in this Prospectus.  New factors emerge from time to time, and it is not possible for management to predict all of such factors and to assess in advance the impact of each such factor on our business or the extent to which any factor, or combination of such factors, may cause actual results to differ materially from those contained in any forwarding looking statement.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock sold by the Selling Security Holders. However, if any of the Warrants are exercised by the Selling Security Holders, we will receive the exercise price for those Warrants. If all of the Warrants held by the Selling Security Holders are exercised, we anticipate that we will receive gross proceeds of $2,413,000. However, there is no assurance that any of the Warrants will be exercised.

We intend to use any proceeds from the exercise of the Warrants to fund the development of our business and for working capital and general corporate purposes.

The Warrants are not being offered by the Selling Security Holders under this Prospectus; however, the shares of our common stock underlying these securities are being offered under this Prospectus by the Selling Security Holders.

SELLING SECURITY HOLDERS

To our knowledge, the following information sets forth, in respect of each of the Selling Security Holders:

1.the number of shares beneficially owned by each prior to the Offering;

2.the total number of shares that are to be offered by each;

3.the total number of shares that will be beneficially owned by each upon completion of the Offering;

4.the percentage owned by each upon completion of the Offering; and

5.the identity of the beneficial holder of any entity that owns the shares.

The Selling Security Holders listed below are not making any representation that any of the shares covered by this Prospectus will be offered for sale by them, and the Selling Security Holders may reject, in whole or in part, any proposed sale of the shares covered by this Prospectus.

The information provided below assumes that the Selling Security Holders do not sell any of our securities other than the securities specifically offered in this Prospectus under the Offering, and assumes that all of the securities offered by the Selling Security Holders in this Prospectus are sold.

Except as specifically disclosed below, none of the Selling Security Holders:

(i)is, to our knowledge, a broker-dealer or an affiliate of a broker-dealer;

(ii)has had a material relationship with us other than as a stockholder at any time within the past three years; or

(iii)has ever been one of our officers or directors.

	Beneficial Ownership Before Offering(1)			Beneficial Ownership After Offering(1)
Name Of Selling Security Holder	Number of Shares	Percent(2)	Number of Shares Being Offered	Number of Shares	Percent(2)

Susan Jeffs	4,426,667	7.2%	1,875,000	2,551,667	4.2%
Diane E. Bjola	2,800,000	4.6%	600,000	2,200,000	3.6%
Robert Krahn	400,000	*	300,000	100,000	*
Live Current Media, Inc.(3)	2,000,000	3.3%	2,000,000	-	*
Michael Thompson	235,000	*	200,000	35,000	*
H. Rick Gill	40,000	*	40,000	-	*
Dr. Clementine Tang Inc.(4)	280,000	*	80,000	200,000	*
Amir Vahabzadeh	1,160,000	1.9%	320,000	840,000	1.4%
Larry Heuchert	354,140	*	200,000	154,140	*
Michael C. Sobol	32,000	*	32,000	-	*
Ean Kremer	520,000	*	240,000	280,000	*
Tony Marashi	40,000	*	40,000	-	*
Ralph Biggar	80,000	*	80,000	-	*
The McEnulty Family Revocable Living Trust(5)	1,561,016	2.6%	80,000	1,481,016	2.5%
Jean M. Arnett(6)	6,250,000	10.5%	250,000	6,000,000	10.1%
Total	20,178,823		6,337,000	13,841,823

Notes:

*Represents less than 1%.

(1)The number of shares of our common stock beneficially owned has been determined in accordance with Rule 13d-3 under the Exchange Act, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a selling stockholder has sole or shared voting power or investment power and also any shares which that selling stockholder has the right to acquire within 60 days of the date of this Prospectus through the exercise of any stock options or warrants.  The number of shares beneficially owned also assumes that each selling security holder (1) sells all of the securities being offered by them in this Prospectus; (2) does not dispose of any security of the Company other than the securities being offered in this Prospectus; and (3) does not require any additional securities of the Company.

(2)The percentages of beneficial ownership are based on 59,388,564 shares outstanding as of the date of this Prospectus.  In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the number of shares beneficially owned by such person (and only such person) by reason of any  outstanding acquisition rights exercisable within 60 days of the date of this Prospectus.

(3)David M. Jeffs has investment and voting power over the securities owned by Live Current Media Inc. (“LIVC”). LIVC currently owns a royalty on all sales of the Company’s eBalance® devices up to a maximum aggregate royalty of $507,500.  See “Description of Business - Marketing Plans.”  John da Costa, a director of the Company, is also a director of LIVC.

(4)Dr. Clementine Tang has investment and voting power over the securities owned by Dr. Clemintine Tang Inc.

(5)Frank McEnulty has investment and voting power over the securities owned by The McEnulty Family Revocable Living Trust. Mr. McEnulty is the Chief Executive Officer of Cell MedX Corp.

(6)Ms. Arnett is the wife of Brad Hargreaves, a director and the VP of Technology and Operations, of Cell MedX Corp.

PLAN OF DISTRIBUTION

Each Selling Security Holder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTCQB marketplace or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Security Holder may use any one or more of the following methods when selling securities:

•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•purchases by a broker dealer as principal and resale by the broker-dealer for its account;

•an exchange distribution in accordance with the rules of the applicable exchange;

•privately negotiated transactions;

•settlement of short sales entered into after the effective date of the registration statement of which this Prospectus is a part;

•in transactions through broker-dealers that agree with the Selling Security Holders to sell a specified number of such securities at a stipulated price per security;

•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•a combination of any such methods of sale; or

•any other method permitted pursuant to applicable law.

The Selling Security Holders may also sell securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this Prospectus.

Broker dealers engaged by the Selling Security Holders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Security Holders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Security Holders may enter into hedging transactions with broker-dealers or other financial institutions, who may in turn engage in short sales of the securities in the course of hedging the positions they assume.  The Selling Security Holders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.  The Selling Security Holders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this Prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

The Selling Security Holders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Security Holder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

Because Selling Security Holders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this Prospectus. The Selling Security Holders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed resale of the securities by the Selling Security Holders.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Security Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Security Holders or any other person. We will make copies of this Prospectus available to the Selling Security Holders and have informed them of the need to deliver a copy of this Prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES

Description of Common Stock

Our authorized capital consists of 300,000,000 shares of common stock, par value $0.001 per share, of which 59,388,564 shares of common stock were issued and outstanding as of the date of this Prospectus.

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors.  Holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business at meetings of our stockholders. When a quorum is present or represented at a meeting of our stockholders, the vote of holders of 10% of the votes present in person or represented by proxy is sufficient to elect directors or to decide questions brought before the meeting unless otherwise required by law or our Articles of Incorporation.  A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

The holders of our common stock are entitled to receive dividends when and if declared by the directors out of funds legally available therefore and to share pro rata in any distribution to common stockholders.  The shares of common stock do not carry any subscription, redemption or conversion rights, nor do they contain any sinking fund or purchase fund provisions.

Upon our liquidation, dissolution, or winding up, the holders of the common stock, after payment of all liabilities, are entitled to receive our net assets in proportion to the respective number of shares held by them.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Description of Warrants Held by Selling Security Holders

Some of the shares being offered by the Selling Security Holders include 5,131,000 shares of common stock (the “Warrant Shares”) issuable upon the exercise of the Warrants. The Warrants were issued by us in private placements and other transactions exempt from the registration requirements of applicable US securities laws, with terms as described below.

The holders of the Warrants do not have any registration rights. We are voluntarily registering the resale of the Warrant Shares issuable on exercise of the Warrants by those holders of Warrants who provided us with the information set out in this Prospectus under the section titled “Selling Security Holders.”  As such, the total number of shares being offered by holders of the Warrants under this Prospectus is less than the total number of Warrant Shares issuable on exercise of the outstanding Warrants. The following table sets forth information for all outstanding shares purchase warrants of the Company, including share purchase warrants held by persons other than the Selling Security Holders.

Period Issued	No. of Warrants Outstanding(1)	Exercise Price	Expiration Date
Oct. 2016	9,094,605	$1.50	Oct. 12, 2021
Jun. 2019	3,950,000	$0.20	Jun. 24, 2021
Jul. 2019	100,000	$0.20	Jul. 22, 2021
Feb. 2020	1,000,000	$0.50	Feb. 26, 2023
Feb. 2020	1,000,000	$1.00	Feb. 26, 2023
Jul. 2020	988,000	$0.50	Jul. 30, 2022

(1)Includes share purchase warrants held both by Selling Security Holders and persons other than the Selling Security Holders.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company, or any of its parents or subsidiaries, a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

O’Neill Law LLP has assisted us in the preparation of this Prospectus and registration statement and will provide counsel with respect to other legal matters concerning the registration and offering of the common stock. Attorneys who are members of or employed by O’Neill Law LLP who have provided advice with respect to this matter may own shares and warrants to purchase shares of our common stock.  As a group, these persons own less than 1% of our outstanding common stock.

Dale Matheson Carr-Hilton Labonte, LLP Chartered Accountants (“DMCL”), our independent accountant, has audited our financial statements included in this Prospectus and registration statement to the extent and for the periods set forth in their audit report. DMCL has presented their report with respect to our audited financial statements.  The report of DMCL is included in reliance upon their authority as experts in accounting and auditing.

DESCRIPTION OF OUR BUSINESS

General

We were incorporated on March 19, 2010 under the laws of the State of Nevada.

We are in the business of discovery, development and commercialization of therapeutic and non-therapeutic products that promote general health, pain relief, wellness and alleviate complications associated with medical conditions including, but not limited to: diabetes, Parkinson’s disease, high blood pressure, neuropathy and kidney function.

Our wholly owned subsidiary, Cell MedX (Canada) Corp. (“Cell MedX Canada”), formed under the laws of the Province of British Columbia, is engaged in development and manufacturing of therapeutic devices based on our proprietary eBalance® Technology, which harnesses power of microcurrents and their effects on human body.

BUSINESS OF CELL MEDX

eBalance Technology

The eBalance® Technology is based on the science of bioelectric signals, their affect on epigenetic events within human body, and their ability to modify and affect the behavior of cells, tissue, and organs. Based on this technology, Cell MedX is developing a radically different and very promising family of devices whose core technology demarcates it from the approaches currently in use and those in the “future advances” pipeline as reflected in current medical literature.

Microcurrent delivery devices used for the treatment of various ailments have been in the marketplace for decades. However, the eBalance® Technology can be distinguished from those devices, which have a limited utility and are not designed to treat various ailments at their core. It is hoped that devices based on the eBalance® Technology will effect metabolic changes much further “upstream” in the pathophysiology or natural history of an ailment.

The Company’s eBalance® Pro System and eBalance® Home System products are currently approved by Health Canada for use in the treatment of pain and the promotion of health and general wellness, with ongoing research focused on its effects on managing various pathological diseases and ailments, such as diabetes, Parkinson’s disease, neuropathy, poor kidney function, high blood pressure, as well as some others, by enabling patients to manage their symptoms using a biosignal generating device that is simple to use, causes no discomfort, and can easily be incorporated into any lifestyle.

The Company has developed two products based on the eBalance® Technology: the eBalance® Pro System for use by healthcare professionals in a clinical setting, intended for use by practitioners to treat patients within their practice using eBalance® microcurrent technology; and the eBalance® Home System for use by individual consumers.

A research and development plan adopted by the Company included a series of investigations that allowed the Company to move the eBalance® Device from a prototype stage through a series of refinements and enhancements to achieve the safety and efficacy objectives of the eBalance® Device(s) and define a set of claims that are being used for FDA approval through the rigorous Pre-Market Approval (PMA) process, which is currently ongoing, and was successfully used to receive Health Canada Class II Certification for the eBalance® Home System and eBalance® Pro System for general wellness and pain management.  The  Health Canada Certifications received in July and August of 2020, allowed us to define the final marketing claims for our eBalance® products, and will become the foundation for sales & marketing initiatives in the next phase of the Company’s operations. The results of the clinical observational trial the Company finalized during its Fiscal 2018 year (the “Clinical Study”)  and our in-house observations of the effects of the eBalance® Technology on the human body confirm that claims such as diabetes management, reductions in average blood sugar (HbA1C), improvement of other markers that denote the degree and quality of blood sugar control, pain management, blood pressure control, and alleviation of symptoms associated with Parkinson’s disease, among several other positive results, warrant further investigation of the eBalance® Systems.

Scientific Foundations

The application of electromagnetic forces to human tissues to effect biologic change has been explored since the 19th century. Recent advances in molecular biology and imaging technology have allowed insight into the sources and downstream consequences of ion flows in complex organisms.

In complement to the current focus on molecular genetics and stem cell biology, artificial modulation of bioelectrical signals in somatic tissues is a powerful modality that might result in profound advances in understanding and augmentation of regenerative capacity. Molecular bioelectricity and its role in cell-to-cell signaling and epigenetics (altering cell behavior without altering genes) provides a new pathway to discovery of technologies that can counteract the effects of many diseases.

Many cells in the human body are “electrically excitable” including those involved with production of chemical signals that affect blood sugar. One example of such a cell of the endocrine type is the L cell, which resides in the gut and secretes cell glucagon-like peptide-1 (GLP-1), glucagon-like peptide-2 (GLP-2), peptide YY (PYY) and oxyntomodulin. GLP-1 is an enteric hormone that stimulates insulin secretion and improves glycaemia in Type 2 diabetes. There is evidence that in Type 2 diabetes these cells become “unsynchronized”. Growing these cells in tissue culture and subjecting them to specific electrical signals can act to resynchronize their chemical activity, and alter their behavior as a “dispersed” metabolic organ. This serves as an illustration of how endogenous ion flows may serve as key epigenetic regulators of cell behavior, and suggests that bioelectric mechanisms might be harnessed at a whole organism level to cause functional regenerative changes. It is possible that eBalance® Technology may affect these processes, although that has yet to be established. We intend to explore this hypothesis in greater detail during our future clinical trials.

Market Opportunity - Diabetes and Its Complications

Diabetes care is one of the main opportunities the Company sees for the use of its eBalance® Technology. Diabetes care was also a main objective of the Company’s first clinical observational trial. Diabetes is a severe and debilitating disease with profound consequences, both for the individual and for society. The complications of diabetes are devastating, and the economic costs of care comprise a substantial portion of health care budgets. Despite the best efforts of the scientific community to devise a cure, the incidence of diabetes is on the rise.

According to information published by the International Diabetes Federation (“IDF”) in its IDF Diabetes Atlas 9th Edition 2019 (www.diabetesatlas.org), in 2019, approximately 463 million adults (20-79 years) were living with diabetes; by 2045 this will rise to 700 million. A further 374 million people are at an increased risk of developing Type 2 diabetes.[1]

Diabetes mellitus (DM) is a heterogeneous group of metabolic disorders characterized by hyperglycemia (high blood sugar levels) with impaired metabolism of carbohydrate, fat and proteins resulting from defects in insulin secretion, insulin action, or both. Diabetes is one of the world’s oldest diseases with the syndrome being discovered centuries ago. The worldwide increase in the prevalence of diabetes has highlighted the need for increased research efforts into treatment options for both the disease itself and its associated complications.

Type 1 diabetes is caused by destruction of the insulin secreting (beta) cells of the pancreas. The pathogenesis involves autoimmune processes that lead to an absolute insulin deficiency. Type 2 diabetes is caused by a combination of genetic and non-genetic factors that result in insulin resistance and insulin deficiency. Non-genetic factors include increasing age, high caloric intake, obesity, central adiposity, sedentary lifestyle, and low birth weight. This group comprises approximately 90-95% of cases in the diabetes syndrome.

Chronic hyperglycemia leads to various metabolic, hormonal, and physiologic alterations in the body, which further develop a number of secondary complications, resulting in the major increases in morbidity and mortality seen with all types of diabetes. Diabetes dramatically increases the risk of cardiovascular problems, such as coronary artery disease, chest pain (angina), heart attack, stroke, narrowing of arteries (atherosclerosis) and high blood pressure.

High blood sugar over time can injure the walls of the tiny blood vessels (capillaries) that nourish nerves, especially in the legs, causing tingling, numbness, burning or pain. Gradually, all sensation can be lost. Nerve damage in the feet or poor blood flow to the feet increases the risk of various foot complications. In diabetics, minor wounds easily become serious infections, which may heal poorly. Severe damage might require toe, foot or leg amputation.

Diabetes can damage the blood vessels of the retina (diabetic retinopathy), potentially leading to blindness. It also increases the risk of other serious vision conditions, such as cataracts and glaucoma. Diabetic hypertension is a major contributor to kidney failure or irreversible end-stage kidney disease, which often requires dialysis or a kidney transplant.

Damage to the nerves that control digestion can cause problems with nausea, vomiting, diarrhea or constipation. For men, erectile dysfunction may be an issue. Diabetes may leave people more susceptible to a variety of skin disorders, including bacterial and fungal infections. Type 2 diabetes may increase the risk of Alzheimer’s disease.

1 International Diabetes Federation. (2019). IDF Diabetes Atlas - Ninth Edition - https://www.diabetesatlas.org/en/

Expansion of Disease Focus

Given the size of the market for diabetes control and management, the current eBalance® Technology has significant potential of success based solely on treating complications caused by diabetes. However, in order to capture a larger market share, the Company is looking into developing more specialized software/treatment options which will allow the Company to continue to grow its market share  to sustain the constant revenue streams.

Current eBalance® Devices have been shown to possitively effect blood pressure and reduce pain. High blood pressure is the number one risk factor for stroke and a major risk factor for developing a heart disease. Pain is perhaps the number one reason people seek professional medical help and take medications; it is what tells the brain that something is wrong and is caused in part by insufficient electrical charge in cells. The eBalance® Therapy restores electrical charges to cells and allows for the rapid reduction or elimination of pain from many sources. Even though we are not actively market our eBalance® Devices in this category of wellness devise industry, we are considering this opportunity as our next step for expansion.

The Company anticipates that it will also commence development of specialized software to target other ailments such as gout, hypertension, heart disease, neurological disorders, and depression, among others.

As of the date of this Prospectus, the Company has not determined the timeframe for rolling out such expansion, however, based on the in-house observations of the effects of eBalance® Therapy on the human body, as well as positive response from the Clinical Study subjects, we feel additional  research and development in the use of eBalance® Technology in the treatment of chronic and complex care conditions warrants additional investigation.

Empirical Modeling

The first-in-human observations took place over many years and were carefully documented. The results of these observations lead to the belief that a specific device with a specific set of bioelectric signals of known waveform, frequency, amplitude, pulse, and duration, accompanied by sensing circuits that respond to fluctuations in the body’s response, in a closed feedback loop, produced cumulative effects that led to remarkable global effects in functional aspects of living in a person who had lived with Type 1 diabetes since age 10. Casual trials in a patient with longstanding Type 2 diabetes, yielded findings of a similar nature in a limited time frame. These observations were followed by broader observational studies by Cell MedX.

Effects observed in these observational studies include subjective reports of diminished fatigue, improved cognition, diminished neuropathic limb pain, improved sleep, reduction in swelling of extremities, improved skin appearance in color and texture, and a reduction in visual disturbance. Objective measures included healing of wounds, control of blood pressure leading to discontinuation or reduction of medication, and greatly improved control of blood sugars with remarkable diminution in HbA1C (which reflects average blood sugar over months).  Remarkably, in the context of Type 1 Diabetes with other potential variables remaining the same, insulin requirements diminished to a considerable degree.

Clinical Trials

During January through March 2015, a preliminary Pilot Trial (the “Pilot Trial”) was conducted which was designed to examine the short-term metabolic impact of a single treatment with microcurrent technology on two diabetic subjects.  Pre- and post-treatment blood samples from each subject were sent for extensive metabolic pathway analysis at the University of Alberta Metabolomics Unit.

From the initial Pilot Trial we observed alterations in several pathways, which are known to be deficient in persons with diabetes. The results of the Pilot Trial were notable in that significant shifts in metabolites related to blood sugar handling and disposal occurred in a very short time frame, with the only intervening variable being a 10-minute treatment with microcurrent technology.

During the fourth quarter of our fiscal 2016 we engaged Nutrasource Diagnostics Inc. (“Nutrasource”) with Dr. Richard Tytus of Hamilton Medical Research Group as the Lead Investigator, to commence observational clinical trial in Canada (“Clinical Study”) to assess and quantify eBalance® technology’s ability to alter key metabolic pathways while targeting improved blood sugar control.

Based on finalized investigational protocols, which received Health Canada’s approval on January 12, 2017, the Clinical Study was structured to assess the impact of three months of the eBalance® therapy, as an adjunct treatment, on HbA1c in thirty (30) Type 1 and Type 2 diabetics. The secondary endpoints of the Clinical Study were defined to observe changes from baseline and medical history of each Clinical Study subject in the following:

•Insulin sensitivity

•Diabetic neuropathy

•Diabetic foot pain and numbness

•Wound healing

•Blood pressure

•Kidney function

•Any other changes reported by patients

The in-patient phase of the Clinical Study was completed on July 24, 2017, and a final clinical report was submitted to Health Canada for final approval on January 19, 2018.

All 30 subjects (100%) taking part in the Clinical Study followed through to completion. The treatment was considered safe for the purposes of the Clinical Study. There were no significant treatment-related adverse events or negative abnormalities in routine hematology, biochemistry, vital signs or physical findings for the duration of the Clinical Study.

The Clinical Study resulted in clinically significant improvement in several biometric markers, including HbA1c and secondary efficacy endpoints as noted above.

Observed Effects of the eBalance® Technology During Clinical Study

Diabetes

As mentioned above, the Clinical Study, tested the effectiveness of the eBalance® therapy as an adjunct treatment for diabetes and related complications in Type 1 and Type 2 diabetics over three months. The results of the Clinical Study showed that after three months of eBalance® treatments, average fasting blood glucose levels declined by 12.3% from 10.5 to 9.2 millimoles per litre. Plasma insulin declined by 46.7% from 168 to 78 picomoles per liter. These results indicate that, on average, the blood glucose uptake was increased and that less insulin was required to achieve that uptake. HbA1c levels declined by 0.16% from 8.36% to 8.20%. A longer double-blind, placebo-controlled study may be conducted in the future to determine if  HbA1c levels would be further reduced as improving HbA1c by just 1% for individuals with Type 1 or Type 2 diabetes lowers their risk of combined microvascular complications by 25%.[2]

One of the largest diabetes clinical trials ever conducted, the UK Prospective Diabetes Study (UKPDS) showed that for every 1% reduction in HbA1c, the relative risk for:

•Microvascular complications decreased by 37%;

•Heart Failure decreased by 16%;

•Diabetes-related deaths decreased by  21%; and

•Myocardial infarction decreased by 14%.[3]

Blood pressure

After seven weeks of treatments, systolic pressure, the higher amount of pressure in the arteries during the contraction of the heart muscle, declined by 9.6% from 142 to 128 millimeters of mercury and stabilized at the lower level through to the end of the Clinical Study. During the same period, diastolic pressure, the pressure in the arteries when the heart muscle is between beats, and which is usually represented by a lower number, declined by 10.4% from 78 to 70 millimeters of mercury and also remained at the lower level. The Company has been encouraged to undertake further studies on subjects with higher blood pressures to determine if a proportional effect is obtained.

2 Diabetes Control and Complications Trial (DCCT): https://www.niddk.nih.gov/about-niddk/research-areas/diabetes/blood-glucose-control-studies-type-1-diabetes-dcct-edic.

3 The UK Prospective Diabetes Study (UKPDS): clinical and therapeutic implications for type 2 diabetes (UKPDS): https://www.ncbi.nlm.nih.gov/pmc/articles/PMC2014359/

Pain and numbness

Neuropathy is nerve damage that can occur with diabetes as a result of high blood glucose levels and high blood pressure. The damage most often affects the extremities and causes pain, tingling or numbness in the hands, arms, legs and feet. Only two subjects suffered from pain at the beginning of the Clinical Study and both reported feeling either less pain or reduced coldness or numbness in their extremities. These findings support the Company’s in-house informal observation and testing results with a number of people who have used eBalance® device. Future studies may recruit subjects who are experiencing pain and loss of feeling.

Kidney function (Nephropathy)

Nephropathy is damage caused to the small blood vessels in the kidneys by high blood glucose levels and high blood pressure that prevents them from functioning properly or even causes them to fail completely. When the blood vessels in the kidneys are injured, the kidneys cannot clean the blood properly. The body will retain more water and salt than it should, which can result in weight gain and edema. The decrease in eGFR (estimated glomerular filtration rate) observed in the Clinical Study and a reduction in edema seen in our informal testing may warrant further investigation to assess the effect of eBalance® treatments on kidney function in diabetics.

Product Development

On October 1, 2015, we entered into a development agreement with Mr. Claudio Tassi (the “Development Agreement”) for the development of the first eBalance® Professional Series Device (the “Prototype”). Based on the Development Agreement we agreed to pay Bioformed Aestetic SL (“Bio4Med”), a company Mr. Tassi is a director of, $12,848 (EURO €12,000) and, upon successful completion of the development of the first eBalance® Prototype, to issue to Mr. Tassi 100,000 shares of our common stock. We received the first Prototype in November 2015.

On December 4, 2015, we executed a non-binding letter of intent (“LOI”) with Mr. Tassi and Bio4Med. The LOI contemplated that (i) we will enter into a technology development and license agreements with Mr. Tassi and Bio4Med to continue development of therapeutic devices based on the eBalance® Technology; (ii) upon approval of the first Prototype, we will place an order for the production of 25 devises; and (iii) Mr. Tassi will provide his services for an initial term of four months commencing on December 4, 2015.

On December 15, 2015, as contemplated under the LOI, we ordered the first batch which consisted of 25 eBalance® Pro devices with the same configuration as the original Prototype, which were manufactured in early 2016. These devices were designed as a stand-alone unit, controlled by proprietary software installed in an external computer specifically designed to be used with the eBalance® device. Once internally tested, the devices were distributed to selected clinics and practitioners as well as used directly by the Company in our in-house observations to see the effects of the eBalance® Therapy on the human body.

After several months of testing, we received a feedback from the clinicians and participants, which allowed for further refinement of the devices, which were limited to aesthetics and ease of use. The Company ordered from Bio4Med 20 units of the second generation eBalance® device, which were received in December 2016. These devices were also distributed to practitioners for observations and further testing.

In early 2017 the management decided to discontinue negotiations with Bio4Med on technology development and license agreements, as contemplated under the LOI, and chose to move manufacturing of the eBalance® devices to Canada. The decision to move to Canada was the outcome of further research we had done on potential markets, tax implications of manufacturing the devices in Europe versus in Canada, cross border transfer pricing, availability of raw material and the control of the production processes.  As such, in the fourth quarter of our Fiscal 2017, we entered into a production agreement with an ISO 9001 certified manufacturing facility in Coquitlam, BC, and selected other local suppliers for sourcing essential components.

On October 16, 2017, we entered into a production development agreement (the “Development Agreement”) with Western Robotics Ltd. (“Western Robotics”) with an objective to enhance our eBalance® device based on the findings from the Clinical Study and the Company’s ongoing in-house observations. The Company paid Western Robotics CAD$250,000 for the initial re-engineering of the eBalance® devices.

During the 3rd quarter of our Fiscal 2019, we completed manufacturing of the first batch of the Canadian-built eBalance® devices. The new eBalance® Devices were certified by LabTest Certification Inc. as Class A (professional use) and Class B (in-home use) devices, and conform to CSA, CE and UL standards for electrical safety and emission standards, and are eligible to bear the LabTest Certification Mark with adjacent indicators “C” and “US”.

Majority of the eBalance® devices manufactured in the third quarter of our Fiscal 2019 were used for further in-house observations as well as for promotional and introductory material.

The successful completion of the first batch of Canadian-built eBalance® Devices allowed us to continue manufacturing and testing of the eBalance® Devices through local wellness and naturopathic clinics. As of the date of this Annual Report, our eBalance® devices include two distinct systems, eBalance® Pro System, and eBalance® Home System.

eBalance® Pro System

The eBalance® Pro System includes the eBalance® Console which acts as the central controller for three pre-programmed microcurrent algorithms (Wellness, Pain Management, and Dual) referred to as Treatment Options. Treatments are administered to patients using Hand Bars, Foot Plates, and/or Pen Probes. The eBalance® Pro System is for Professional Use by Healthcare practitioners in a clinical setting. The Hand Bars and Foot Plates are used for general wellness and pain management while the Pen Probes are used in localized pain management.

eBalance® Home System

The eBalance® Home System includes the eBalance® Console which acts as the central controller for three pre-programmed microcurrent algorithms (Wellness, Pain Management, and Dual) referred to as Treatment Options. Treatments are administered using Hand Bars and Foot Plates. The general wellness and pain management treatment are controlled by the eBalance® Console. The eBalance® Home System is for Home Use and is available without a prescription.

In order to continue executing on our operating and development plans and move forward with further development and improvements of our devices based on the eBalance® Technology, we will require additional capital. We are planning to raise this capital through debt or equity financing or, most likely, through a combination of both.

Medical Device Regulations and Government Approvals

The manufacture, packaging, marketing and importing of medical devices is heavily regulated in the United States, Canada and Europe. Further, we expect that any other countries in which we may seek to sell or market devices based on the eBalance® Technology will similarly have an extensive regulatory environment.

The U.S. Food and Drug Administration’s (FDA) Center for Devices and Radiological Health (CDRH) is responsible for regulating firms that manufacture, repackage, re-label and/or import medical devices sold in the United States. Health Canada’s Health Products and Food Branch Inspectorate is responsible for regulating the manufacture, labeling, packaging, distribution and import of medical devices sold in Canada.

At the end of February 2020, we completed an audit required for certification of our quality management systems (“QMS”) under the Stage 2 Medical Device Single Audit Program (“MDSAP”) and under the ISO 13485:2016 standard. The audit was carried out by BSI Group Canada Inc. (“BSI”) and included the following:

•The effectiveness of our QMS incorporating the applicable regulatory requirements outlined by ISO13485:2016 standard and as required under MDSAP;

•Product/process-related technologies;

•Adequate technical documentation for our eBalance® device in relation to ISO13485:2016 standard and MDSAP; and

•Our ability to comply with these requirements.

The assessment report was finalized in mid-March 2020, and on March 31, 2020, we received Certificate No. FM 716345, certifying that the Company operates a Quality Management System which complies with the requirements of ISO 13485:2016 for design, development and manufacture of microcurrent therapeutic devices for wellness and pain relief, and on June 2, 2020, received a certificate #MDSAP 716274.

Following the receipt of ISO and MDSAP certificates, we filed two separate applications for Class II Medical Device Licenses for the eBalance® Pro System and the eBalance® Home System with Health Canada. On July 17, 2020, Health Canada issued a Class II Medical Device License #104925 for our eBalance® Home System, and on August  18, 2020, issued a Class II Medical Device License #105044 for our eBalance® Pro System.

Prior to selling our eBalance® Home and Pro Systems for treatment in the United States, we will be required to apply for an approval from the FDA. As of the date of this Prospectus we are in the process of completing the necessary documentation and testing required for the 510(K) submission to the FDA.

Third Party Payers / Private Insurers

Reimbursement for medical devices through Medicare and Medicaid in the U.S., and through health protectorates in other nations, is not guaranteed. Third party private payers or private insurers typically follow the lead of government healthcare providers. A decision as to whether a device or treatment is covered involves extensive negotiations and is typically predicated on the concept of health cost savings. If the device can be shown to reduce health care costs through prevention of expensive complications of diabetes, such applications for approvals would be more favorably reviewed.

Marketing Plans

We intend to commence our marketing plans for eBalance® Home and Pro Systems in Canada in early 2021 by engaging authorized dealers and distributors of medical equipment to market our eBalance® Pro System to professional and institutional users. The eBalance® Home System will be marketed through authorized dealers as well as in-house sales force. In the US, we cannot start marketing our eBalance® devices until such time as we receive FDA approval.

During the year ended May 31, 2020, we entered into sales and distribution agreements with several independent consultants, however, due to the delay in receiving Health Canada Licenses, we cancelled and/or delayed engagements with these consultants. As of the date of this Prospectus, we have began negotiations with these and other consultants to restart our marketing efforts.

On March 21, 2019, the Company entered into an exclusive worldwide distribution agreement (the “LIVC Distribution Agreement”) with Live Current Media, Inc. (“LIVC”) for worldwide distribution rights to eBalance® devices in an end-user market (the “Direct Rights”). To secure the right to earn the exclusive worldwide distribution rights LIVC paid us a one-time fee of $250,000. In order to maintain the exclusivity, LIVC had to order a minimum of 2,000 devices by the end of a 24-month period from the date the eBalance® device receives its 510K clearance from the FDA (the “Initial Term”). We agreed to sell our eBalance® devices to LIVC at a 20% discount to the regular retail price in place at the time of the order (the “License Fee”), with 50% of the License Fee payable at the time of placing an order, and remaining 50% payable on the specified delivery date of the devices. In addition, we agreed that during the Initial Term the License Fee for the eBalance® devices was to be fixed at CAD$2,400 per device.

In addition to the License Fee, LIVC was required to pay a monthly recurring fee per each eBalance® device equal to 50% of the regular monthly home-use fee set by the Company. Following the Initial Term, the minimum monthly fee was to be $100,000.

On January 29, 2020, we entered into a buyback agreement (the “Buyback Agreement”) with LIVC to reacquire the Direct Rights. In order to reacquire the Direct Rights, we agreed to pay LIVC a royalty on all sales of the eBalance® device up to an aggregate $507,500 calculated as follows:

1.$25 per eBalance® device sold, not to exceed 3,500 eBalance® devices; and

2.$5 per month for each eBalance® device generating recurring monthly revenue, up to an aggregate royalty of $420,000.

Should we decide to cancel the recurring monthly fee due to a change in our distribution model, the royalty will be replaced by a one-time payment of $145 per eBalance® device sold up to an aggregate of $507,500.

In addition to the royalty, we issued to LIVC share purchase warrants (the “Warrants”) entitling LIVC to purchase up to two million shares of our common stock as follows:

1.1,000,000 shares at $0.50 per share (the “$0.50 Warrant”) expiring on March 12, 2023

2.1,000,000 shares at $1.00 per share (the “$1.00 Warrant”) expiring on March 12, 2023

At our discretion we can accelerate expiry date of the warrants such that if the weighted average closing price (the “WAP”) of our shares over any 30 consecutive trading-day period is equal to or greater than $1.00 per share, the expiry date of the $0.50 Warrant can be accelerated to 30 days following the acceleration notice given by us to LIVC, and if the WAP is equal to or greater than $1.75 per share, the expiry date of the $1.00 Warrant may be accelerated to 30 days following the acceleration notice.

Subsequent our entry into the LIVC Distribution Agreement and the Buyback Agreement, in June 2020 a director of LIVC, John da Costa, was appointed as our Chief Operating Officer and a member of our board of directors.

Competition

The current market for treatments that assist in the control and management of diabetes, its complications, as well as other ailments is highly competitive. However, since our eBalance® Technology is based on the microcurrent therapy, which is not yet widely accepted in traditional medicine, direct competition for eBalance® Technology is not well defined.

Indirect competitors include a multitude of pharmaceutical companies that produce various drugs to maintain and prevent diabetes related complications; companies producing glucose monitoring devices, other pharmaceuticals to treat diseases and symptoms.

Competitors in electrical therapy include BodiHealth Systems, focusing on pain relief market in US; Electromedical Products International, Inc., the company that developed Alpha-Stim® PPM, which treats and alleviates acute, chronic or postoperative pain using microcurrent therapy, and several other companies currently involved in the microcurrent and electrical current therapies.

Patents/Trade Marks/Licenses/Franchises/Concessions/Royalty Agreements or Labor Contracts

Our eBalance® Technology is not patented. As of the date of the filing of this Prospectus, we are in the process of determining the best possible options for securing the proprietary technology represented by the eBalance® Technology.

To secure the use of the term “eBalance®” during the year ended May 31, 2018, we applied for trademark protection in Canada, the Unites States, Europe and the UK.

On May 8, 2019, the European Union approved the Company’s eBalance® trademark application and issued certificate of registration number 017997155 registering the trademark eBalance® in the name of the Company. The eBalance® trademark was also registered in the U.K., bearing the registration number UK00003345540.

The Company’s eBalance® trademark applications filed with the Canadian Intellectual Property Office on November 14, 2017, and with the United States Patent and Trademark Office on December 11, 2017, continue to be under review. Until such time that Canadian and/or US trademark applications are approved, the Company will be using the designation eBalance®, the standard registered trademark symbol in Europe, in its marketing efforts and for any print material.

On September 6, 2018, we entered into an IP Royalty Agreement with an IP Vendor. Pursuant to the IP Royalty Agreement the Company agreed to acquire certain additional developments and improvements for its eBalance® devices that were developed by the IP Vendor in exchange for a perpetual royalty of USD$350 or CAD$350, depending on the currency the revenue is generated in, for each device sold, distributed or licensed whether through a distributor, sales representative or by the Company itself.

Also on September 6, 2018, we entered into a Royalty Agreement with Mr. Richard Jeffs, our major shareholder. Pursuant to the Royalty Agreement, the Company agreed to pay Mr. Jeffs, in perpetuity, a 10% royalty on the revenue the Company receives from its distributors or end-users introduced to the Company by Mr. Jeffs.

Employees

We currently have no employees other than our executive officers, who provide their services as independent consultants. We contract for the services of medical and technical staff we require to administer our observational studies and the clinical trials, as well as other consultants on “as needed” basis.

Reports to Security Holders

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission.  You may read and copy any reports, statement or other information that we file with the Commission at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the Commission at 1-800-SEC-0330 for further information on the public reference room.  These Commission filings are also available to the public from commercial document retrieval services and at the Internet site maintained by the Commission at http://www.sec.gov.

LEGAL PROCEEDINGS

None.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Quotations of our common stock are entered on the OTC Link alternative trading system on the OTCQB marketplace under the symbol “CMXC.”

Bid quotations entered on OTC Link and the OTCQB reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

Penny Stock Rules

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which:

(a)contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

(b)contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of securities laws;

(c)contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;

(d)contains a toll-free telephone number for inquiries on disciplinary actions;

(e)defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and

(f)contains such other information and in such form as the SEC shall require by rule or regulation.

The broker-dealer also must, prior to effecting any transaction in a penny stock, provide the customer with:

(a)bid and offer quotations for the penny stock;

(b)the compensation of the broker-dealer and its salesperson in the transaction;

(c)the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

(d)monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that, prior to a transaction in a penny stock that is not otherwise exempt from those rules, the broker-dealer must:

(a)make a special written determination that the penny stock is a suitable investment for the purchaser; and

(b)receive from the purchaser his or her written acknowledgement of receipt of the determination and a written agreement to the transaction.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock and therefore stockholders may have difficulty selling those securities.

Registered Holders Of Our Common Stock

As of March 1, 2021 there were 55 registered holders of record of our common stock according to a shareholders’ list provided by our transfer agent as of that date. The number of registered shareholders does not include the beneficial owners of common stock on deposit with their brokers or investment bankers registered in the name of stock depositories. The transfer agent for Cell MedX’s common stock is Pacific Stock Transfer Company with an address at 6725 Via Austi Pkwy, Suite 300 Las Vegas, NV 89119 and their telephone number is 702-361-3033.

FINANCIAL STATEMENTS

Index to Financial Statements:

A.Unaudited financial statements for the interim period ended November 30, 2020, including:

1.Condensed Consolidated Balance Sheets as of November 30, 2020 and May 31, 2020;

2.Condensed Consolidated Statements of Operations for the three and six month periods ended November 30, 2020 and 2019;

3.Condensed Consolidated Statement of Stockholders’ Deficit for the six month periods ended November 30, 2020 and 2019;

4.Condensed Consolidated Statements of Cash Flows for the six month periods ended November 30, 2020 and 2019; and

5.Notes to the Condensed Consoliated Financial Statements.

B.Audited financial statements for the year ended May 31, 2020, including:

1.Report of Independent Registered Accounting Firm (Dale Matheson Carr-Hilton LaBonte LLP Chartered Professional Accountants);

2.Consolidated Balance Sheets as of May 31, 2020 and 2019;

3.Consolidated Statements of Operations for the years ended May 31, 2020 and 2019;

4.Consolidated Statement of Stockholders’ Deficit for the years ended May 31, 2020 and 2019;

5.Consolidated Statements of Cash Flows for the years ended May 31, 2020 and 2019; and

6.Notes to the Consolidated Financial Statements.

CELL MEDX CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(EXPRESSED IN US DOLLARS)

(Unaudited)

	November 30, 2020	May 31, 2020

ASSETS

Current assets
Cash	$21,784	$45,090
Inventory	53,051	51,886
Other current assets	20,748	60,367
Total current assets	95,583	157,343

Equipment	2,138	1,836
Total assets	$97,721	$159,179

LIABILITIES AND STOCKHOLDERS' DEFICIT
Accounts payable	$390,709	$908,783
Accrued liabilities	10,350	34,565
Due to related parties	734,237	233,738
Notes and advances payable	646,173	502,437
Total liabilities	1,781,469	1,679,523

STOCKHOLDERS' DEFICIT
Common stock, $0.001 par value, 300,000,000 shares authorized; 59,388,564 and 55,915,709 shares issued and outstanding at November 30, 2020 and at May 31, 2020, respectively	59,389	55,916
Additional paid-in capital	6,355,923	5,988,153
Obligation to issue shares	-	80,000
Reserves	366,493	366,493
Accumulated deficit	(8,440,058)	(8,049,520)
Accumulated other comprehensive income (loss)	(25,495)	38,614
Total stockholders' deficit	(1,683,748)	(1,520,344)
Total liabilities and stockholders’ deficit	$97,721	$159,179

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

CELL MEDX CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(EXPRESSED IN US DOLLARS)

(Unaudited)

	Three Months Ended November 30,		Six Months Ended November 30,
	2020	2019	2020	2019

Revenue
Sales	$1,871	$757	$3,338	$12,100
Distribution rights	-	9,480	-	18,438
Cost of goods sold	988	522	1,357	5,897
Gross margin	883	9,715	1,981	24,641

Operating expenses
Amortization	632	545	1,368	813
Consulting fees	62,447	61,728	139,387	150,999
Distribution expenses	-	19,173	261	35,620
General and administrative expenses	80,723	132,080	113,503	218,642
Research and development costs	38,538	95,894	123,675	156,607
Total operating expenses	182,340	309,420	378,194	562,681

Other items
Interest	(7,879)	(3,783)	(14,325)	(10,735)

Net loss	(189,336)	(303,488)	(390,538)	(548,775)

Foreign currency translation income (loss)	(7,227)	453	(64,109)	(6,488)
Comprehensive loss	$(196,563)	$(303,035)	$(454,647)	$(555,263)

Net loss per common share
Basic and diluted	$(0.00)	$(0.01)	$(0.01)	$(0.01)

Weighted average number of shares outstanding
Basic and diluted	59,388,564	55,075,636	58,054,426	51,139,321

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

CELL MEDX CORP.

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

(EXPRESSED IN US DOLLARS)

(Unaudited)

			Obligation	Additional			Accumulated Other
	Common Stock		to Issue	Paid-in		Deficit	Comprehensive
	Shares	Amount	Shares	Capital	Reserves	Accumulated	Income (Loss)	Total

Balance - May 31, 2019	44,282,749	$44,283	$-	$5,109,866	$14,400	$(6,956,822)	$15,714	$(1,772,559)

Shares issued for cash	4,050,000	4,050	-	481,950	-	-	-	486,000
Shares issued on exercise of warrants	-	-	374,148	-	-	-	-	374,148
Net loss for the three months ended August 31, 2019	-	-	-	-	-	(245,287)	-	(245,287)
Translation to reporting currency	-	-	-	-	-	-	(6,941)	(6,941)

Balance – August 31, 2019	48,332,749	$48,333	$374,148	$5,591,816	$14,400	$(7,202,109)	$8,773	$(1,164,639)

Shares issued on exercise of warrants	7,482,960	7,483	(374,148)	366,665	-	-	-	-
Net loss for the three months ended November 30, 2019	-	-	-	-	-	(303,488)	-	(303,488)
Translation to reporting currency	-	-	-	-	-	-	453	453

Balance - November 30, 2019	55,815,709	$55,816	$-	$5,958,481	$14,400	$(7,505,597)	$9,226	$(1,467,674)

Balance - May 31, 2020	55,915,709	$55,916	$80,000	$5,988,153	$366,493	$(8,049,520)	$38,614	$(1,520,344)

Shares issued for cash	988,000	988	(80,000)	246,012	-	-	-	167,000
Shares issued on exercise of options	2,484,855	2,485	-	121,758	-	-	-	124,243
Net loss for the three months ended August 31, 2020	-	-	-	-	-	(201,202)	-	(201,202)
Translation to reporting currency	-	-	-	-	-	-	(56,882)	(56,882)

Balance – August 31, 2020	59,388,564	$59,389	$-	$6,355,923	$366,493	$(8,250,722)	$(18,268)	$(1,487,185)

Net loss for the three months ended November 30, 2020	-	-	-	-	-	(189,336)	-	(189,336)
Translation to reporting currency	-	-	-	-	-	-	(7,227)	(7,227)

Balance - November 30, 2020	59,388,564	$59,389	$-	$6,355,923	$366,493	$(8,440,058)	$(25,495)	$(1,683,748)

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

CELL MEDX CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(EXPRESSED IN US DOLLARS)

(Unaudited)

	Six Months Ended November 30,
	2020	2019

Cash flows used in operating activities
Net loss	$(390,538)	$(548,775)
Adjustments to reconcile net loss to net cash used in operating activities
Accrued interest on notes payable	14,325	10,735
Amortization	1,368	813
Unrealized foreign exchange	(48,686)	(2,909)
Non-cash IR fees	11,000	-
Changes in operating assets and liabilities
Inventory	2,070	(3,293)
Other current assets	29,937	11,849
Accounts payable	24,776	58,529
Accrued liabilities	(24,545)	2,823
Unearned revenue	-	(244)
Due to related parties	66,520	(8,898)
Net cash used in operating activities	(313,773)	(479,370)

Cash flows used in investing activities
Acquisition of equipment	(1,574)	(2,463)
Net cash used in investing activities	(1,574)	(2,463)

Cash flows from financing activities
Advances payable	-	15,000
Proceeds from notes payable	125,773	197,650
Proceeds from subscription to shares	167,000	486,000
Net cash provided by financing activities	292,773	698,650

Effects of foreign currency exchange on cash	(732)	1,002
Increase (decrease) in cash	(23,306)	217,819
Cash, beginning	45,090	57,172
Cash, ending	$21,784	$274,991

Non-cash financing transactions:
Exercise of warrants for debt	$-	$374,148
Exercise of options for debt	$124,243	$-

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

CELL MEDX CORP.

NOTES TO THE CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

NOVEMBER 30, 2020

(Unaudited)

NOTE 1 - ORGANIZATION AND NATURE OF OPERATIONS

Cell MedX Corp. (Cell MedX, or the “Company”) was incorporated under the laws of the State of Nevada. On April 26, 2016, the Company formed a subsidiary, Cell MedX (Canada) Corp. (“Cell MedX Canada”) under the laws of the province of British Columbia. Cell MedX is a biotech company focusing on the discovery, development and commercialization of therapeutic and non-therapeutic products that promote general wellness.

Unaudited Interim Financial Statements

The unaudited interim condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and the rules and regulations of the Securities and Exchange Commission (the “SEC”). They do not include all information and footnotes required by GAAP for complete financial statements. Except as disclosed herein, there have been no material changes in the information disclosed in the notes to the consolidated financial statements for the year ended May 31, 2020, included in the Company’s Annual Report on Form 10-K, filed with the SEC on September 15, 2020. The interim unaudited condensed consolidated financial statements should be read in conjunction with those audited consolidated financial statements included in Form 10-K. In the opinion of management, all adjustments considered necessary for fair presentation, consisting solely of normal recurring adjustments, have been made. Operating results for the three- and six-month periods ended November 30, 2020, are not necessarily indicative of the results that may be expected for the year ending May 31, 2021.

Going concern

The accompanying unaudited interim condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. As of November 30, 2020, the Company has not achieved profitable operations and has accumulated a deficit of $8,440,058. Continuation as a going concern is dependent upon the ability of the Company to obtain the necessary financing to meet obligations and pay its liabilities arising from normal business operations when they come due and ultimately upon its ability to achieve profitable operations. The outcome of these matters cannot be predicted with any certainty at this time and raises substantial doubt that the Company will be able to continue as a going concern. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern. Management intends to obtain additional funding by borrowing funds from its directors and officers, issuing promissory notes, and/or private placement of common stock.

Risks related to the rapid expansion of the COVID-19 pandemic

The Company is cognizant of the rapid expansion of the COVID-19 pandemic and the resulting global implications. To date, the Company has experienced minor disruptions to the Company’s day-to-day operations associated with delayed services resulting from various COVID-19 restrictions and shortage of man power experienced by some of the Company’s service providers. The Company cautions that there continues to be a possibility for increase of the restrictions currently in place, or addition of new restrictions currently not known to the Company. The impact of these restrictions on the Company’s operations, if implemented, is currently unknown but could be significant.

NOTE 2 - RELATED PARTY TRANSACTIONS

Amounts due to related parties, other than advances and notes payable to related parties (Note 7) at November 30, 2020, and at May 31, 2020:

	November 30, 2020	May 31, 2020
Due to the Chief Executive Officer (“CEO”)	$109,200	$103,200
Due to the Chief Financial Officer (“CFO”)	7,966	9,533
Due to/(from) the Vice President (“VP”), Technology and Operations	(3,424)	34,219
Due to a company controlled by the Chief Operating Officer (“COO”)(1)	618,122	n/a
Due to a major shareholder	-	86,786
Due to a company controlled by the COO and major shareholder	2,250	n/a
Due to a company of which the COO is a director of	123	n/a
Due to related parties	$734,237	$233,738

(1)John da Costa was appointed Director and Chief Operating Officer of the Company on June 8, 2020, as of that date any company controlled by Mr. Da Costa is considered to be a related entity.

The amounts due to related parties are unsecured, due on demand and bear no interest.

During the six-month periods ended November 30, 2020 and 2019, the Company had the following transactions with related parties:

	November 30, 2020	November 30, 2019
Management fees incurred to the CEO	$6,000	$21,600
Management fees incurred to the CFO	13,500	6,000
Consulting fees incurred to the VP, Technology and Operations	22,337	22,593
Consulting fees incurred to the company controlled by the COO	77,378	n/a
Royalty incurred to the company of which the COO is a director of	53	n/a
Total transactions with related parties	$119,268	$50,193

NOTE 3 - INVENTORY

As at November 30, 2020, the inventory consisted of eBalance® devices and accessories held for sale valued at $29,290 (May 31, 2020 - $29,405) and work in progress, that included unfinished eBalance® devices and supplies required for manufacturing valued at $23,761 (May 31, 2020 - $22,481).

NOTE 4 - OTHER CURRENT ASSETS

As at November 30, 2020, other current assets consisted of $14,325 in prepaid expenses (May 31, 2020 - $44,021) and $6,423 in receivables associated with GST Cell MedX Canada paid on taxable supplies (May 31, 2020 - $16,346).

NOTE 5 - EQUIPMENT

Changes in the net book value of the equipment at November 30, 2020 and May 31, 2020 are as follows:

	November 30, 2020	May 31, 2020
Book value, beginning of the period	$1,836	$1,281
Changes during the period	1,574	2,463
Amortization	(1,368)	(1,846)
Foreign exchange	96	(62)
Book value, end of the period	$2,138	$1,836

NOTE 6 - REVENUE

During the six-month period ended November 30, 2020, the Company’s revenue consisted of monthly subscriptions to eBalance® microcurrent treatments. During the comparative six-month period ended November 30, 2019, the Company’s revenue consisted of sales of its eBalance® devices, and the fees associated with the rights to the wholesale distribution of eBalance® devices pursuant to a letter of intent the Company entered into on June 6, 2019, which granted a potential distributor rights to all Mainland China, not including Hong Kong.  Following are the details of revenue and associated costs:

	Three months ended November 30,		Six months ended November 30,
	2020	2019	2020	2019
Sales of eBalance® devices	$-	$757	$-	$12,100
Monthly subscriptions	1,871	-	3,338	-
Cost of eBalance® devices and services	(958)	(434)	(1,304)	(4,485)
Royalty payable	(30)	(88)	(53)	(1,412)
Distribution rights	-	9,480	-	18,438
Gross margin	$883	$9,715	$1,981	$24,641

NOTE 7 - NOTES AND ADVANCES PAYABLE

The tables below summarize the short-term loans and advances outstanding as at November 30, 2020, and May 31, 2020:

As at November 30, 2020
Principal Outstanding	Interest Rate per Annum		Accrued Interest(6)	Total Book Value
$327,650	6%	Convertible(1)	$21,039	$348,689
141,065	6%	Non-convertible(2)	5,942	147,007
7,045	6%	Related party(3)	552	7,597
35,606	6%	Related party(4)	2,789	38,395
15,426	6%	Related party(3)	369	15,795
40,440	0%	Related party advances(5)	-	40,440
48,250	0%	Advances(5)	-	48,250
$615,482			$30,691	$646,173

As at May 31, 2020
Principal Outstanding	Interest Rate per Annum		Accrued Interest(6)	Total Book Value
$327,650	6%	Convertible(1)	$10,731	$338,381
28,630	6%	Non-convertible(2)	3,464	32,094
6,625	6%	Related party(3)	308	6,933
35,606	6%	Related party(4)	1,654	37,260
87,769	0%	Advances(5)	-	87,769
$486,280			$16,157	$502,437

(1) Convertible Loans Payable

During the year ended May 31, 2020, in order to support its daily operations and to secure required working capital, the Company entered into several short-term convertible loan agreements with two lenders for a total of $327,650 in exchange for unsecured notes payable due on demand and accumulating interest at 6% annual interest compounded monthly.  Pursuant to the loan agreements, the lenders may convert any portion of principal and/or interest accrued thereon into restricted units of common stock in the capital of the Company on the terms and at a conversion price of the then-current private placement offering. The conversion rights were assessed to have $Nil value.

During the six-month period ended November 30, 2020, the Company recorded $10,308 in interest on the convertible loans payable (2020 - $2,668).

(2) Non-convertible Loans Payable

During the six-month period ended November 30, 2020, the Company entered into several short-term loan agreements with two lenders for a total of $111,000 in exchange for unsecured notes payable due on demand and accumulating interest at 6% annual interest compounded monthly. As at November 30, 2020, the Company owed a total of $147,007 (2020 - $32,094) under 6% unsecured loan agreements.

During the six-month period ended November 30, 2020, the Company recorded $2,303 in interest on these loans (2020 - $951).

(3) Related Party Loans Payable

As at November 30, 2020, the Company owed a total of $7,597 (2020 - $6,933) under unsecured loan agreement with Mr. Jeffs, the Company’s major shareholder. During the six-month period ended November 30, 2020, the Company recorded $219 in interest on the loan with Mr. Jeffs. (2020 - $2,425).

On July 9, 2020, the Company entered into a loan agreement for $14,773 (CAD$20,000) with a related party. The loan bears interest at 6% per annum compounded monthly, is unsecured, and payable from the first proceeds of warrants that may be exercised subsequent to the money being lent under the loan agreement or on July 9, 2021, whichever comes first. During the six-month period ended November 30, 2020, the Company recorded $360 in interest on the principal (2020 - $Nil).

(4) Unsecured Line of Credit with Related Party

On December 27, 2018, the Company entered into an agreement with Mr. Jeffs for an unsecured line of credit of up to $250,000 (the “Credit Line”). The funds advanced under the Credit Line accumulate interest at a rate of 6% per annum compounded monthly and are payable on demand.  On August 28, 2019, Mr. Jeffs applied $250,000, the Company owed under the Credit Line to exercise the warrants the Company granted to Mr. Jeffs in consideration for the Credit Line and acquired 5,000,000 shares of the Company’s common stock at $0.05 per share.

As at November 30, 2020, the Company owed Mr. Jeffs $38,395 under the Credit Line (2020 - $37,260), which continues to accumulate interest at 6% per annum compounded monthly. During the six-month period ended November 30, 2020, the Company recorded $1,135 in interest on principal outstanding under the Credit Line (2020 - $4,691).

(5) Advances Payable

As at November 30, 2020, the Company owed a total of $88,690 (2020 - $87,769) for advances the Company received in its fiscal 2019 and 2020 years. The advances are non-interest bearing, unsecured, and payable on demand. Of the total amount advanced, $3,870 was owed to Da Costa Management Corp, a company owned by John da Costa, who was appointed the Company’s COO and Director on June 8, 2020 (2020 - $3,639), $11,570 (2020 - $10,880) was owed to Brek Technologies Inc., a company controlled by Mr. da Costa and Mr. Jeffs (Note 2), and $25,000 (2020 - $25,000) was owed to Mr. David Jeffs, the CEO and President of Live Current Media, Inc., of which Mr. da Costa is director of.

(6) Interest Expense

During the six-month period ended November 30, 2020, the Company recorded a total of $14,325 (2020 - $10,736) in interest expense associated with its liabilities under the notes and advances payable.

NOTE 8 - SHARE CAPITAL

On July 30, 2020, the Company issued 988,000 units of its common stock for gross proceeds of $247,000, of which $80,000 were received during the year ended May 31, 2020. Each unit consisted of one common share of the Company and one warrant allowing its holder to acquire an additional common share at $0.35 until January 30, 2021, and at $0.50 per share from January 30, 2021 to July 30, 2022.

On August 13, 2020, the Company issued 1,250,000 shares of its common stock to Ms. Arnett, the Company’s 10% shareholder, on the exercise of 1,250,000 options at $0.05 per option. Ms. Arnett chose to apply $62,500 the Company owed to her on account of past services against the exercise price of the shares. Ms. Arnett transferred the remaining $24,712 the Company owed to her as at August 13, 2020, to Mr. Hargreaves, the Company’s director of VP; Technology and Operations, in a private transaction.

On August 13, 2020, the Company issued 1,234,855 shares of its common stock to Mr. Hargreaves, the Company’s VP; Technology and Operations, on the exercise of 1,234,855 shares at $0.05 per option. Mr. Hargreaves chose to apply $61,743 the Company owed to him against the exercise price of the shares.

Options

The changes in the number of stock options outstanding during the six-month period ended November 30, 2020, and for the year ended May 31, 2020, are as follows:

	Six months ended November 30, 2020		Year ended May 31, 2020
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
Options outstanding, beginning	7,050,000	$0.24	7,050,000		$0.24
Options exercised	(2,484,855)	$0.05	-	$	n/a
Options expired	(1,015,145)	$0.34	-	$	n/a
Options outstanding, ending	3,550,000	$0.35	7,050,000		$0.24

Details of options outstanding and exercisable as at November 30, 2020, are as follows:

Number of options outstanding and exercisable	Exercise price	Grant date	Expiry date
500,000	$0.35	August 5, 2015	January 1, 2021
500,000	$0.35	August 5, 2015	April 1, 2021
500,000	$0.35	August 5, 2015	July 1, 2021
2,050,000	$0.35	August 24, 2017	August 23, 2022
3,550,000	$0.35

At November 30, 2020, the weighted average remaining contractual life of the stock options outstanding was 1.14 years.

Warrants

The changes in the number of warrants outstanding during the six-month period ended November 30, 2020, and for the year ended May 31, 2020, are as follows:

	Six months ended November 30, 2020			Year ended May 31, 2020
	Number of warrants	Weighted average exercise price		Number of warrants	Weighted average exercise price
Warrants outstanding, beginning	18,864,605		$0.94	20,297,565		$0.78
Warrants issued	988,000		$0.35/$0.50	6,050,000		$0.38
Warrants exercised	-	$	n/a	(7,482,960)		$0.05
Warrants expired	(1,480,000)		$1.50	-	$	n/a
Warrants outstanding, ending	18,372,605		$0.86	18,864,605		$0.94

Details of warrants outstanding as at November 30, 2020, are as follows:

Number of warrants exercisable	Grant date	Exercise price
2,000,000	March 3, 2016	$0.75 expiring on March 3, 2021
9,094,605	October 12, 2016	$1.50 expiring on October 12, 2021
240,000	February 7, 2018	$1.50 expiring on February 7, 2021
3,950,000	June 24, 2019	$0.20 expiring on June 24, 2021
100,000	July 22, 2019	$0.20 expiring on July 22, 2021
1,000,000	January 29, 2020	$0.50 expiring on March 12, 2023
1,000,000	January 29, 2020	$1.00 expiring on March 12, 2023
988,000	July 30, 2020	$0.35 during the period from July 30, 2020 to January 30, 2021 $0.50 during the period from January 30, 2021 to July 30, 2022
18,372,605

At November 30, 2020, the weighted average life of the warrants was 0.86 years.

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Cell MedX Corp.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Cell MedX Corp. (the "Company") as of May 31, 2020 and 2019, the related consolidated statements of operations, stockholders’ deficit and cash flows, for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of May 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, has incurred losses in developing its business and the Company requires additional funds to meet its obligations and the costs of its operations.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in this regard are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting in accordance with the standards of the PCAOB. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion in accordance with the standards of the PCAOB.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

“DMCL”

DALE MATHESON CARR-HILTON LABONTE LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

We have served as the Company’s auditor since 2015

Vancouver, Canada

September 15, 2020

CELL MEDX CORP.

CONSOLIDATED BALANCE SHEETS

(EXPRESSED IN US DOLLARS)

	May 31, 2020	May 31, 2019
ASSETS

Current assets
Cash	$45,090	$57,172
Inventory	51,886	73,201
Other current assets	60,367	58,887
Total current assets	157,343	189,260

Equipment	1,836	1,281
Total assets	$159,179	$190,541

LIABILITIES AND STOCKHOLDERS' DEFICIT
Accounts payable	$908,783	$734,281
Accrued liabilities	34,565	25,635
Due to related parties	233,738	383,688
Notes and advances payable	502,437	511,754
Unearned revenue	-	307,742
Total liabilities	1,679,523	1,963,100

STOCKHOLDERS' DEFICIT
Common stock, $0.001 par value, 300,000,000 shares authorized; 55,915,709 and 44,282,749 shares issued and outstanding at May 31, 2020 and 2019, respectively	55,916	44,283
Additional paid-in capital	5,988,153	5,109,866
Obligation to issue shares	80,000	-
Reserves	366,493	14,400
Accumulated deficit	(8,049,520)	(6,956,822)
Accumulated other comprehensive income	38,614	15,714
Total stockholders' deficit	(1,520,344)	(1,772,559)
Total liabilities and stockholders’ deficit	$159,179	$$190,541

The accompanying notes are an integral part of these consolidated financial statements.

CELL MEDX CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(EXPRESSED IN US DOLLARS)

	Year Ended May 31,
	2020	2019

Revenue
Sales	$19,634	$-
Distribution rights	76,190	-
Cost of goods sold	10,236	-
Gross margin	85,588	-

Operating expenses
Amortization	1,846	580
Consulting fees	278,890	262,902
Distribution expenses	53,786	-
General and administrative expenses	396,201	144,819
Research and development costs	393,216	261,907
Total operating expenses	1,123,939	670,208

Other items
Financing costs	-	(219,052)
Gain on forgiveness of debt	68,816	-
Interest	(21,069)	(16,721)
Loss on reacquisition of distribution rights	(102,094)	-
Net loss	(1,092,698)	(905,981)

Unrealized foreign exchange translation gain	22,900	13,175
Comprehensive loss	$(1,069,798)	$(892,806)

Net loss per common share
Basic and diluted	$(0.02)	$(0.02)

Weighted average number of shares outstanding
Basic and diluted	53,477,515	44,282,749

The accompanying notes are an integral part of these consolidated financial statements.

CELL MEDX CORP.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

(EXPRESSED IN US DOLLARS)

			Additional	Obligation			Accumulated Other
	Common Stock		Paid-in	to Issue		Deficit	Comprehensive
	Shares	Amount	Capital	Shares	Reserves	Accumulated	Income	Total

Balance - May 31, 2018	44,282,749	44,283	4,916,201	-	14,400	(6,050,841)	2,539	(1,073,418)

Warrants issued for debt	-	-	193,665	-	-	-	-	193,665
Net loss for the year ended May 31, 2019	-	-	-	-	-	(905,981)	-	(905,981)
Translation to reporting currency	-	-	-	-	-	-	13,175	13,175

Balance - May 31, 2019	44,282,749	$44,283	$5,109,866	-	$14,400	$(6,956,822)	$15,714	$(1,772,559)

Shares issued for cash	4,050,000	4,050	481,950	-	-	-	-	486,000
Shares issued on exercise of warrants	7,482,960	7,483	366,665	-	-	-	-	374,148
Shares issued for services	100,000	100	21,900	-	-	-	-	22,000
Obligation to issue shares	-	-	-	80,000	-	-		80,000
Warrants issued on reacquisition of distribution rights	-	-	-	-	352,093	-	-	352,093
Cash received from short sell fees	-	-	7,772	-	-	-	-	7,772
Net loss for the year ended May 31, 2020	-	-	-	-	-	(1,092,698)	-	(1,092,698)
Translation to reporting currency	-	-	-	-	-	-	22,900	22,900

Balance - May 31, 2020	55,915,709	$55,916	$5,988,153	80,000	$366,493	$(8,049,520)	$38,614	$(1,520,344)

The accompanying notes are an integral part of these consolidated financial statements.

CELL MEDX CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(EXPRESSED IN US DOLLARS)

	Year ended May 31,
	2020	2019

Cash flows used in operating activities
Net loss	$(1,092,698)	$(905,981)
Adjustments to reconcile net loss to net cash used in operating activities
Accrued interest on notes payable	21,069	16,721
Amortization	1,846	580
Loss on reacquisition of distribution rights	102,094	-
Financing fees - non-cash	-	219,052
Investor relation fees - non-cash	3,667	-
Unrealized foreign exchange	20,183	5,374
Changes in operating assets and liabilities
Inventory	20,503	(64,311)
Other current assets	16,152	(33,173)
Accounts payable	46,574	141,585
Accrued liabilities	9,188	5,035
Unearned revenue	(57,904)	256,806
Due to related parties	(16,518)	50,770
Net cash flows used in operating activities	(925,844)	(307,542)

Cash flows used in investing activities
Acquisition of equipment	(2,463)	(1,915)
Net cash used in investing activities	(2,463)	(1,915)

Cash flows provided by financing activities
Advances payable	15,000	62,121
Proceeds from notes payable	327,650	297,004
Proceeds from units	486,000	-
Proceeds from subscription to shares	80,000	-
Cash received from short sell fees	7,772	-
Net cash provided by financing activities	916,422	359,125

Effects of foreign currency exchange on cash	(197)	(696)
Increase (decrease) in cash	(12,082)	48,972
Cash, beginning	57,172	8,200
Cash, ending	$45,090	$57,172

Non-cash financing transactions:
Exercise of warrants for debt	$374,148	$-

The accompanying notes are an integral part of these consolidated financial statements.

CELL MEDX CORP.

NOTES TO THE CONSOLIDATED

FINANCIAL STATEMENTS

MAY 31, 2020

NOTE 1 - ORGANIZATION AND NATURE OF OPERATIONS

Cell MedX Corp. (Cell MedX, or the “Company”) was incorporated under the laws of the State of Nevada. On April 26, 2016, the Company formed a subsidiary, Cell MedX (Canada) Corp. (“Cell MedX Canada”) under the laws of the province of British Columbia. Cell MedX is a biotech company focusing on the discovery, development and commercialization of therapeutic and non-therapeutic products that promote general wellness.

Going concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As of May 31, 2020, the Company has not achieved profitable operations and has accumulated a deficit of $8,049,520. Continuation as a going concern is dependent upon the ability of the Company to obtain the necessary financing to meet obligations and pay its liabilities arising from normal business operations when they come due and ultimately upon its ability to achieve profitable operations. The outcome of these matters cannot be predicted with any certainty at this time and raise substantial doubt that the Company will be able to continue as a going concern. These consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern. Management intends to obtain additional funding by borrowing funds from its directors and officers, issuing promissory notes and/or a private placement of common stock.

Risks related to the rapid expansion of the COVID-19 pandemic

The Company is cognizant of the rapid expansion of the COVID-19 pandemic and the resulting global implications. To date, there have been no disruptions to the Company’s day-to-day operations. However, the Company cautions that there continues to be a possibility for potential future implementation of certain restrictions. The impact of these restrictions on the Company’s operations, if implemented, is currently unknown but could be significant.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The audited consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and are presented in US dollars.

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiary, Cell MedX Canada. On consolidation, all intercompany balances and transactions are eliminated.

Accounting estimates

The preparation of these consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company regularly evaluates estimates and assumptions related to the fair value of stock-based compensation, fair value of financial instruments and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Foreign currency translations and transactions

The Company’s functional and reporting currency is the United States dollar. Foreign denominated monetary assets and liabilities are translated into their U.S. dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Revenues and expenses are translated at average rates of exchange during the period. Related translation adjustments as well as gains or losses resulting from foreign currency transactions are reported as part of operating expenses on the statement of operations.

The functional currency of Cell MedX Canada is the Canadian dollar. On consolidation, the subsidiary translates its assets and liabilities to U.S. dollars using foreign exchange rates which prevailed at the balance sheet date, and translates its revenues and expenses using average exchange rates during the period. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the other comprehensive income/loss. The Company has not, to the date of these financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

Revenue recognition

Revenue is measured based on the amount of consideration that is expected to be received by the Company for providing goods or services under a contract with a customer, which is initially estimated with pricing specified in the contract and adjusted primarily for sales returns, discounts and other credits at contract inception then updated each reporting period, and excludes any sales incentives and amounts collected on behalf of third parties. The Company recognizes revenue when persuasive evidence of a contract with a customer exists and a performance obligation is identified and satisfied as the customer obtains control of the goods or services. The Company recognizes revenue on the monthly eBalance® treatment packages in the month the packages are provided.

Revenue is recognized net of any taxes collected from customers and subsequently remitted to governmental authorities.

Shipping and handling costs associated with outbound freight after control over a product has transferred to a customer are accounted for as a fulfillment cost and are in included in cost of revenues.

Inventory valuation

Inventories are valued at the lower of cost or net realizable value, net of trade discounts received, with costs being determined based on the weighted average cost basis.

Research and development costs

The Company expenses all in-house research and development costs in the period they were incurred. Acquired research and development costs are capitalized to the extent that the sum of the undiscounted cash flows expected to result from the asset can be reasonably estimated or may be verified by an appraisal in certain instances. In all other instances the costs are expensed in the period they were incurred. Acquired research and development costs for a particular research and development project that have no future economic values, are expensed as research and development costs at the time the costs are incurred.

Income taxes

Income tax expense is based on pre-tax financial accounting income. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not some portion or all of the deferred tax assets will not be realized.

Loss per share

Basic loss per share is computed by dividing the net loss attributable to the common stockholders by the weighted average number of common shares outstanding during the reporting period. Diluted net income per common share includes the potential dilution that could occur upon exercise of the options and warrants to acquire common stock computed using the treasury stock method which assumes that the increase in the number of shares is reduced by the number of shares which could have been repurchased by the Company with the proceeds from the exercise of the options and warrants.

Long-lived assets

In accordance with ASC 360, “Property, Plant, and Equipment”, the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life. Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount exceeds fair value.

Equipment

Equipment is stated at cost and is amortized over its estimated useful life on a straight-line basis over two years.

Fair value measurements

The book value of cash, other current assets, accounts payable, accrued liabilities, notes and advances payable, and due to related parties approximate their fair values due to the short-term maturity of those instruments. The fair value hierarchy under GAAP is based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

Level 1 -quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 -observable inputs other than Level 1, quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, and model-derived prices whose inputs are observable or whose significant value drivers are observable; and

Level 3 -assets and liabilities whose significant value drivers are unobservable by little or no market activity and that are significant to the fair value of the assets or liabilities.

Certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments only in certain circumstances (for example, when there is evidence of impairment). There were no assets or liabilities measured at fair value on a nonrecurring basis during the periods ended May 31, 2020 and 2019.

Stock options and other stock-based compensation

The Company accounts for the granting of share purchase options to employees using the fair value method whereby all awards to employees are recorded at fair value on the date of the grant. The fair value of all share purchase options are expensed over their vesting period with a corresponding increase to additional capital surplus. Upon exercise of share purchase options, the consideration paid by the option holder, together with the amount previously recognized in additional paid-in capital is recorded as an increase to share capital.

The Company uses the Black-Scholes option pricing model to calculate the fair value of share purchase options. Option pricing models require the input of highly subjective assumptions, including the expected price volatility. Changes in these assumptions can materially affect the fair value estimate.

Recent accounting pronouncements

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update 2016-02, “Leases” (“ASU 2016-02”). ASU 2016-02 changes current U.S. GAAP for lessees to recognize lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under previous U.S. GAAP. ASU 2016-02 is effective for annual periods beginning after December 15, 2018, including interim periods. Early application is permitted. The Company adopted the ASU 2016-02 on June 1, 2019. As of the date of these financial statements, the Company has no leasing arrangements.

NOTE 3 - RELATED PARTY TRANSACTIONS

Amounts due to related parties, other than notes payable to related parties (Note 9) at May 31, 2020 and 2019:

	May 31, 2020	May 31, 2019
Due to the Chief Executive Officer (“CEO”)	$103,200	$75,600
Due to the Chief Financial Officer (“CFO”)	9,533	33,507
Due to the Vice President (“VP”), Technology and Operations	34,219	54,999
Due to the former Chief Medical Officer(1)	n/a	81,059
Due to the former CEO and director (1)	n/a	51,746
Due to the former VP, Corporate Strategy and 10% shareholder	86,786	86,777
Due to related parties	$233,738	$383,688

(1)The amounts due to former CEO and former Chief Medical Officer have been reclassified to accounts payable, as both persons were not related to the Company as at May 31, 2020.

The amounts due to related parties are unsecured, due on demand and bear no interest.

During the years ended May 31, 2020 and 2019, the Company had the following transactions with related parties:

	May 31, 2020	May 31, 2019
Management fees to the CEO	$27,600	$43,200
Management fees to the CFO	12,000	12,000
Consulting fees to the VP, Technology and Operations	45,291	49,336
Interest accrued on loans from a major shareholder (Note 9)	8,423	15,312
Financing expenses to the Company’s major shareholder	-	233,978
Total transactions with related parties	$93,314	$353,826

NOTE 4 - INVENTORY

As at May 31, 2020, the inventory consisted of eBalance® devices and accessories held for sale valued at $29,405 (May 31, 2019 - $24,505) and work in progress, that included unfinished eBalance® devices and supplies required for manufacturing valued at $22,481 (May 31, 2019 - $48,696).

The cost of eBalance® devices used for further research and development and for in-house observational trials is recognized as part of research and development expense. During the year ended May 31, 2020, the Company recognized $3,897 as the cost of eBalance® devices used in research and development. The cost of eBalance® devices used in marketing and advertising is recognized as part of general and administrative expenses. During the year ended May 31, 2020, the Company recognized $12,266 as the cost of eBalance® devices used for marketing and advertising purposes.

NOTE 5 - OTHER CURRENT ASSETS

As at May 31, 2020, other current assets consisted of $44,021 in prepaid expenses (May 31, 2019 - $50,331) and $16,346 in receivables associated with GST Cell MedX Canada paid on the taxable supplies (May 31, 2019 - $8,556).

NOTE 6 - EQUIPMENT

Changes in the net book value of the equipment at May 31, 2020 and 2019 are as follows:

	May 31, 2020	May 31, 2019
Book value, beginning of the year	$1,281	$-
Changes during the period	2,463	1,915
Amortization	(1,846)	(580)
Foreign exchange	(62)	(54)
Book value, end of the year	$1,836	$1,281

NOTE 7 - UNEARNED REVENUE

Changes to the unearned revenue as at May 31, 2020 and 2019:

	May 31, 2020	May 31, 2019
Unearned revenue, beginning of the year	$307,742	$51,585
Deposits on distribution rights	25,000	250,000
Security deposits received from/(refunded to) customers	(2,269)	6,806
Security deposits recognized in sales	(4,537)	-
Non-refundable deposit on distribution rights	(25,000)	-
Reacquisition of distribution rights	(250,000)	-
Non-refundable deposits	(51,190)	-
Foreign exchange	254	(649)
Unearned revenue, end of the year	$-	$307,742

During the year ended May 31, 2020, the Company entered into a letter of intent for the wholesale distribution rights to all Mainland China, not including Hong Kong (the “LOI”). As part of the LOI, the potential distributor (the “Distributor”) paid a non-refundable fee of $25,000, which was amortized over the full length of the LOI. As at May 31, 2020, the LOI has expired, and the Company recorded $25,000 as revenue from distribution rights.

On January 29, 2020, the Company entered into a buyback agreement (the “Buyback Agreement’) with its distributor operating under the distribution rights agreement dated March 21, 2019 (the “Underlying Agreement”). Pursuant to the Buyback Agreement, the Company agreed to reacquire the exclusive distribution rights granted under the Underlying Agreement in exchange for a royalty on all sales of the eBalance® device up to an aggregate $507,500, and warrants to acquire up to 2,000,000 shares of the Company’s common stock (the “Warrants”) as follows:

•A warrant to acquire up to 1,000,000 shares exercisable at $0.50 per share expiring on March 12, 2023

•A warrant to acquire up to 1,000,000 shares exercisable at $1.00 per share expiring on March 12, 2023

Both Warrants are subject to acceleration clauses whereby the expiry date of the $0.50-warrant can be accelerated in case where the weighted average closing price (the “WAP”) of the Company’s common shares over any 30-trading-day period is equal to or greater than $1.00 per share; the $1.00-warrant may be accelerated when WAP is equal to or greater than $1.75 per share (Note 10).

The Warrants were valued at $352,094 and were recorded as part of reserves. The fair value of the Warrants was valued using the Black-Scholes Option pricing model using the following assumptions:

January 29, 2020
Expected Warrant Life	5 years
Risk-Free Interest Rate	1.39%
Expected Dividend Yield	Nil
Expected Stock Price Volatility	177%

The transaction resulted in a loss on reacquisition of the distribution rights of $102,094 which was calculated as follows:

January 29, 2020
Non-refundable deposit on distribution rights	$250,000
Less: Fair market value of warrants	352,094
Loss on reacquisition of the distribution rights	$(102,094)

On May 31, 2020, the Company took into income the deferred revenue associated with non-refundable deposits the Company received during its Fiscal 2017 year. As at May 31, 2020, the deemed right to return the devices, which the Company provided as part of its efforts to secure various distribution channels for its eBalance® devices and gather information for its in-house observational studies, expired. Therefore, the non-refundable deposits were recorded as part of revenue from distribution rights.

NOTE 8 - REVENUE

During the year ended May 31, 2020, the Company’s revenue consisted of sales of its eBalance® devices, and monthly subscriptions to eBalance® microcurrent treatments, in addition the Company also generated revenue through entering into a LOI to sell the rights to the wholesale distribution of eBalance® devices. Following are the details of revenue and associated costs:

Year ended May 31, 2020
Sales of eBalance® devices	$19,634
Cost of eBalance® devices	(7,993)
Royalty payable	(2,243)
Distribution rights (Note 7)	76,190
Gross margin	$85,588

NOTE 9 - NOTES AND ADVANCES PAYABLE

The tables below summarize the short-term loans and advances outstanding as at May 31, 2020 and 2019:

As at May 31, 2020
Principal Outstanding	Interest Rate per Annum		Accrued Interest(6)	Total Book Value
$327,650	6%	Convertible(1)	$10,731	$338,381
28,630	6%	Non-convertible(2)	3,464	32,094
6,625	6%	Related party(3)	308	6,933
35,606	6%	Related party(4)	1,654	37,260
87,769	0%	Advances(5)	-	87,769
$486,280			$16,157	$502,437

As at May 31, 2019
Principal Outstanding	Interest Rate per Annum		Accrued Interest(6)	Total Book Value
$29,065	6%	Non-convertible(2)	$1,613	$30,678
114,027	0%-12%	Related party(3)	12,533	126,560
275,000	6%	Related party(4)	6,468	281,468
73,048	0%	Advances(5)	-	73,048
$491,140			$20,614	$511,754

(1) Convertible Loans Payable

During the year ended May 31, 2020, in order to support its daily operations and to secure required working capital, the Company entered into several short-term convertible loan agreements with two lenders for a total of $327,650 in exchange for unsecured notes payable due on demand and accumulating interest at 6% annual interest compounded monthly.  Pursuant to the loan agreements, the lenders may convert any portion of principal and/or interest accrued thereon (the “Convertible Amount”) into restricted units of common stock in the capital of the Company on the terms and at a conversion price of the then-current private placement offering. The conversion rights were assessed to have $Nil value.

As at May 31, 2020, the Company owed a total of $338,381 (2019 - $Nil) under the convertible loan agreements and recorded $10,731 in interest on these loans (2019 - $Nil).

(2) Non-convertible Loans Payable

As at May 31, 2020, the Company owed a total of $32,094 (2019 - $30,678) under two unsecured loan agreements which bear interest at 6% per annum compounded monthly, and are payable on demand. During the year ended May 31, 2020, the Company recorded $1,912 in interest on these loans (2019 - $1,409).

(3) Related Party Loans Payable

On August 28, 2019, Mr. Jeffs, the Company’s major shareholder, exercised 2,482,960 warrants to acquire 2,482,960 shares the Company granted in consideration for the funds Mr. Jeffs advanced to the Company during its fiscal 2019 and 2018 years.  To exercise the warrants, Mr. Jeffs chose to apply $124,148, the Company owed under the demand notes payable against the purchase price of the shares (Note 10). The exercise price was first applied to $15,051 (CAD$20,019) in interest accrued on the notes payable, with the remaining $109,097 (CAD$145,110) applied to the principal. The shares were issued on September 9, 2019. As at May 31, 2020, the Company owed Mr. Jeffs $6,933 under the remaining note payable (2019 - $126,560), which continues to accumulate interest at 6% per annum compounded monthly.

During the year ended May 31, 2020, the Company recorded $2,634 in interest on the loans with Mr. Jeffs. (2019 - $8,845).

(4) Unsecured Line of Credit with Related Party

On December 27, 2018, the Company entered into an agreement with Mr. Jeffs for an unsecured line of credit of up to $250,000 (the “Credit Line”). The funds advanced under the Credit Line accumulate interest at a rate of 6% per annum compounded monthly and are payable on demand. The Company agreed to pay Credit Line set-up fee of $25,000, which was added to the principal and accrues interest at 6% per annum compounded monthly and is payable concurrently with a demand to repay the Credit Line.

In consideration for the Credit Line the Company issued to the Lender non-transferable share purchase warrants (the “Warrants”) to purchase up to 5,000,000 Company’s shares exercisable at $0.05 per share and expiring on December 27, 2021. The Warrants vested at a rate of 20 warrants for every $1 drawn on the Credit Line. In addition, in recognition of $124,128 previously advanced by the Lender in series of separate loan agreements, the Company issued to the Lender non-transferable share purchase warrants (the “Additional Warrants”) to purchase up to 2,482,960 shares exercisable at $0.05 per share and expiring on December 27, 2021. The Additional Warrants vested at the time of grant.

The Warrants and the Additional Warrants were determined to be detachable from the debt instrument, as the debt instrument did not have to be surrendered to exercise the Warrants. The Company allocated the Proceeds from the credit line proportionally based on the relative fair value of the Credit Line without the Warrants and of the Warrants themselves. The portion of the proceeds allocated to the Warrants was $193,665 and was recorded to additional paid-in capital, and, since the Credit Line was due on demand, the Company expensed $193,665 immediately upon receipt of advances.

Fair value of Warrants was valued using the Black-Scholes Option pricing model using the following assumptions.

December 27, 2018
Expected Warrant Life	2.92 - 3 years
Risk-Free Interest Rate	2.5 - 2.58%
Expected Dividend Yield	Nil
Expected Stock Price Volatility	161.1% - 161.2%

On August 28, 2019, Mr. Jeffs exercised 5,000,000 warrants to acquire 5,000,000 shares of the Company granted to Mr. Jeffs in consideration for the Credit Line. To exercise the warrants, Mr. Jeffs chose to apply $250,000, the Company owed under the Credit Line against the purchase price of the shares (Note 10). The exercise price was first applied to $10,606 in interest accrued on the balance due under the Credit Line, $25,000 was applied towards the Credit Line set-up fee, and the remaining $214,394 was applied to the principal. The shares were issued on September 9, 2019. As at May 31, 2020, the Company owed Mr. Jeffs $37,260 under the Credit Line (2019 - $281,468), which continues to accumulate interest at 6% per annum compounded monthly.

During the year ended May 31, 2020, the Company recorded $5,793 in interest on principal outstanding under the Credit Line (2019 - $6,468).

(5) Advances Payable

During the year ended May 31, 2020, the Company borrowed $15,000 (2019 - $62,121) from unrelated parties. The advances are non-interest bearing, unsecured, and payable on demand. As at May 31, 2020, a total of $87,769 (2019 - $73,048) was due and payable on account of the advances.

(6) Interest Expense

During the year ended May 31, 2020, the Company recorded a total of $21,069 (2019 - $16,721) in interest expense associated with its liabilities under the notes and advances payable.

NOTE 10 - SHARE CAPITAL

On June 24, 2019, the Company issued 3,950,000 units for total gross proceeds of $474,000, and on July 22, 2019, the Company issued 100,000 units for total gross proceeds of $12,000. Each unit consisted of one common share of the Company and one share purchase warrant (the “2019 Warrant”) expiring on the second-year anniversary of the date of issuance of the 2019 Warrant. Each 2019 Warrant is exercisable into one share of the Company’s common stock at $0.20 per share.

On September 9, 2019, the Company issued 7,482,960 common shares of the Company on exercise of 7,482,960 warrants the Company granted to Mr. Jeffs in consideration for the Credit Line and in recognition of $124,128 previously advanced to the Company by Mr. Jeffs in series of separate loan agreements (Note 9). To exercise the warrants, Mr. Jeffs chose to apply $374,148, the Company owed under the Credit Line and notes payable against the purchase price of the shares.

On April 2, 2020, the Company entered into a 12-month consulting agreement for strategic business advisory services (the “Agreement”), which commenced on April 1, 2020. As part of the Agreement the Company issued to the consultant 100,000 common shares of the Company valued at $22,000, based on the fair market value of the Company’s shares on the date of the Agreement. As at May 31, 2020, $18,333 were set up as prepaid expenses.

At May 31, 2020, the Company received a total of $80,000 in subscriptions to 320,000 units of its common stock. Each subscribed unit consisted of one common share of the Company and one share purchase warrant (the “2020 Warrant”) expiring on the second year anniversary of the date of issuance of the 2020 Warrant. Each 2020 Warrant is exercisable into one share of the Company’s common stock at $0.35 per share during the first six months from the date of closing of the offering, and at $0.50 per share during the remaining life of the 2020 Warrant. The units were issued subsequent to May 31, 2020 (Note 12).

Options

The changes in the number of stock options outstanding during the years ended May 31, 2020 and 2019 are as follows:

	Year ended May 31, 2020			Year ended May 31, 2019
	Number of options	Weighted average exercise price		Number of options	Weighted average exercise price
Options outstanding, beginning	7,050,000		$0.24	9,450,000	$0.35
Options cancelled	-	$	n/a	(2,400,000)	$0.67
Options outstanding, ending	7,050,000		$0.24	7,050,000	$0.24

Details of options outstanding and exercisable as at May 31, 2020, are as follows:

Number of options outstanding and exercisable	Exercise price	Grant date	Expiry date
2,500,000(1)	$0.05	November 25, 2014	August 26, 2020
2,500,000(2)	$0.35	August 5, 2015	August 5, 2020
2,050,000	$0.35	August 24, 2017	August 23, 2022
7,050,000	$0.24

(1)Of these options on August 13, 2020, 1,250,000 options were exercised by the former VP, Corporate Strategy and 10% shareholder and 1,234,855 options were exercised by the Company’s VP of Technology. Remaining 15,145 options expired unexercised.

(2)The options were issued to the Company’s CEO, and vested Quarterly beginning on August 5, 2015. Each vested tranche can be exercisable during the period of five years after the vesting date. Subsequent to May 31, 2020, 500,000 options issued to the Company’s CEO expired unexercised.

At May 31, 2020, the weighted average remaining contractual life of the stock options outstanding was 0.95 years.

Warrants

The changes in the number of warrants outstanding during the years ended May 31, 2020, and 2019, are as follows:

	Year ended May 31, 2020	Year ended May 31, 2019
Warrants outstanding, beginning	20,297,565	12,814,605
Warrants issued	6,050,000	7,482,960
Warrants exercised	(7,482,960)	-
Warrants outstanding, ending	18,864,605	20,297,565

Details of warrants outstanding as at May 31, 2019, are as follows:

Number of warrants exercisable	Grant date	Exercise price
2,000,000	March 3, 2016	$0.75 during the period from March 3, 2020 to March 3, 2021
9,094,605	October 12, 2016	$1.25 during the period from October 12, 2019 to October 12, 2020 $1.50 during the period from October 12, 2020 to October 12, 2021
1,480,000	October 12, 2017	$1.50 during the period from October 12, 2019 to October 12, 2020
240,000	February 7, 2018	$1.50 expiring on February 7, 2021
3,950,000	June 24, 2019	$0.20 expiring on June 24, 2021
100,000	July 22, 2019	$0.20 expiring on July 22, 2021
1,000,000	January 29, 2020	$0.50 expiring on March 12, 2023
1,000,000	January 29, 2020	$1.00 expiring on March 12, 2023
18,864,605

At May 31, 2020, the weighted average life and exercise price of the warrants was 1.30 years and $0.94, respectively.

On January 29, 2020, as part of the Buyback Agreement, the Company issued to its distributor 2,000,000 warrants (the “Warrants”) (Note 7). The Warrants were valued at $352,094 and were recorded as part of reserves (Note 7).

Recovery of Short-Swing Profits

Effective May 6, 2020, the Company received $7,772 related to the recovery of short-swing profits under Section 16(b) of the Securities Exchange Act of 1934, as amended.

NOTE 11 - INCOME TAXES

The reported income taxes differ from the amounts obtained by applying statutory rates to the loss before income taxes as follows:

	May 31, 2020	May 31, 2019
Net loss	$(1,092,697)	$(905,981)
Statutory tax rate	21%	21%
Expected income tax recovery	(229,466)	(190,256)
Permanent differences and other	(11,534)	27,256
Effect of foreign exchange	(4,000)	-
Change in valuation allowance	245,000	163,000
Income tax recovery	$-	$-

The Company’s tax-effected future income tax assets and liabilities are estimated as follows:

	May 31, 2020	May 31, 2019
Deferred income tax assets (liabilities)
Losses carried forward	$1,206,000	$961,000
Equipment	72,000	72,000
Less: Valuation allowance	(1,278,000)	(1,033,000)
Net deferred income tax assets	$-	$-

At May 31, 2020 and 2019, the Company has recorded a valuation allowance for the aggregate of its tax assets as management believes it is more likely than not that the deferred tax asset will not be realized.

As at May 31, 2020, the Company had net operating loss carry forwards in the United States of approximately $4,496,000 (2019 - $4,043,000) to reduce future federal and state taxable income. These losses may be carried forward indefinitely.

As at May 31, 2020, the Company also had non-capital loss carry forwards of approximately $969,000 (2019 - $432,000) to reduce future Canadian taxable income. These losses expire in 2038 and 2039.

The Company is not currently subject to any income tax examinations by any tax authority. Should a tax examination be opened, management does not anticipate any tax adjustments, if accepted, that would result in a material change to its financial position.

NOTE 12 - SUBSEQUENT EVENTS

Subsequent to May 31, 2020, the Company entered into a loan agreement for $14,744 (CAD$20,000). The loan bears interest at 6% per annum compounded monthly, is unsecured, and payable from the first proceeds of warrants that may be exercised subsequent to the money being lent under the loan agreement or on July 9, 2021, whichever comes first.

Subsequent to May 31, 2020, the Company entered into a loan agreement for $65,000. The loan bears interest at 6% per annum compounded monthly, is unsecured, and payable on demand.

Subsequent to May 31, 2020,The Company issued 988,000, units of its common stock for gross proceeds of $247,000, of which $80,000 were received as at May 31, 2020. Each unit consisted of one common share of the Company and one warrant allowing its holder to acquire on additional common share at $0.35 until January 30, 2021, and at $0.50 per share from January 30, 2021 to July 30, 2022.

MANAGEMENT’S DISCUSSION OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes appearing elsewhere in this Prospectus.  This discussion and analysis may contain forward-looking statements based on assumptions about our future business.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth under “Risk Factors” and elsewhere in this Prospectus.

This discussion presents management’s analysis of our results of operations and financial condition as of and for each of the years in the two-year period ended May 31, 2020, as well as for the six-month periods ended November 30, 2020 and 2019.  The discussion should be read in conjunction with our financial statements and the notes related thereto which appear elsewhere in this Prospectus.

Executive Overview

The inclusion of supplementary analytical and related information herein may require us to make estimates and assumptions to enable us to fairly present, in all material respects, our analysis of trends and expectations with respect to our results of operations and financial position taken as a whole. Actual results may vary from the estimates and assumptions we make.

Results of Operation

	Three Months Ended		Six Months Ended
	Nov. 30, 2020	Nov. 30, 2019	Nov. 30, 2020	Nov. 30, 2019
Sales	$1,871	$757	$3,338	$12,100
Distribution rights	-	9,480	-	18,438
Cost of goods sold	(988)	(522)	(1,357)	(5,897)
Gross margin	883	9,715	1,981	24,641
Total Operating expenses	182,340	309,420	378,194	562,681
Interest	(7,879)	(3,783)	(14,325)	(10,735)
Net loss	$189,336	$303,488	$390,538	$548,775

	Year Ended
	May 31, 2020	May 31, 2019
Sales	$19,634	$-
Distribution rights	76,190	-
Cost of goods sold	10,236	-
Gross margin	85,588	-
Total operating expenses	1,123,939	670,208

Financing costs	-	(219,052)
Gain on forgiveness of debt	68,816	-
Interest	(21,069)	(16,721)
Loss on reqacquisition of distribution rights	(102,094)	-
Net loss	$1,092,698	$905,981

Revenues

Three and Six Months Ended November 30, 2020

During the three-month period ended November 30, 2020, we recognized $1,871 in revenue, which consisted of monthly recurring revenue associated with the eBalance® treatment packages. The cost attributed to this revenue was $988.

During the three-month period ended November 30, 2019, we recognized $757 in revenue, which consisted of sales of our eBalance® wellness devices to end-users. The cost attributed to this revenue was $522.

During the six-month period ended November 30, 2020, we recognized $3,338 in revenue, which consisted of monthly recurring revenue associated with the eBalance® treatment packages. The cost attributed to this revenue was $1,357.

During the six-month period ended November 30, 2019, we recognized $12,100 in revenue, which consisted of sales of our eBalance® wellness devices to end-users. The cost attributed to this revenue was $5,897 and included $3,713 in manufacturing costs of eBalance® devices, and $1,412 in royalties we accrued on the sales.

During the year ended May 31, 2020, we recognized $19,634 in revenue, which consisted of sales of our eBalance® wellness devices to end-users and monthly recurrent revenue associated with the eBalance® treatment packages. The cost attributed to this revenue was $10,236 and included $2,243 in royalties we accrued on the sales.

During the year ended May 31, 2020, we recorded $76,190 in revenue from rights to distribute our eBalance® devices. On June 6, 2019, we entered into a letter of intent for the wholesale distribution rights to all Mainland China, not including Hong Kong (the “LOI”). As part of the LOI the potential distributor (the “Distributor”) paid a non-refundable fee of $25,000, which we amortized over the term of the LOI.  Of this amount,  $18,438 was recorded as revenue from distribution rights for the six-month period ended November 30, 2019, and as of May 31, 2020, the full $25,000 deposit was recognized as revenue. As of May 31, 2020, the LOI expired, and we did not enter into a definitive agreement with the Distributor. In addition, at May 31, 2020, we took into income the deferred revenue associated with non-refundable deposits we received during our Fiscal 2017 year. As at May 31, 2020, the deemed right to return the devices, which we provided as part of our efforts to secure various distribution channels for our eBalance® devices and gather information for our in-house observational studies expired. Therefore the non-refundable deposits were recorded as part of revenue from distribution rights.

We did not generate any revenue during the year ended May 31, 2019.

As of the date of this Prospectus, we continue research and further development of our eBalance® Technology and devices based on this technology. During the summer of 2020, Health Canada granted our eBalance® Home and Pro Systems Class II medical device licenses, which allow us to market our eBalance® devices for wellness and pain management. Our certification with FDA continues to be ongoing; at the time of this Annual Report on Form 10-K we are compiling required documentation for a 510(K) premarket submission, which allows us to demonstrate that the eBalance® device is at least as safe and effective as a legally marketed device available on the market. Once this submission is approved, it will allow us to start our commercial activity in the USA.

Operating Expenses

During the three-month period ended November 30, 2020, our operating expenses decreased by 41.1% from $309,420 we incurred during the three months ended November 30, 2019, to $182,340 we incurred during the three months ended November 30, 2020. The most significant expenses during this period included $51,319 in corporate communication fees (November 30, 2019 - $83,181), $38,538 we incurred in research and development fees (November 30, 2019 - $95,894), $62,447 in consulting fees (November 30, 2019 - $61,728), $5,012 in accounting and audit fees (November 30, 2019 - $15,925), and $10,500 in management fees (November 30, 2019 - $13,800). During the comparative three-month period ended November 30, 2019 we incurred $19,173 in distribution expenses paid or accrued to our sales representatives, expense that we did not incur in the current period.

During the six-month period ended November 30, 2020, our operating expenses decreased by 32.8% from $562,681 incurred during the six-month period ended November 30, 2019, to $378,194 incurred during the six-month period ended November 30, 2020. The most significant changes were as follows:

•During the six-month period ended November 30, 2020, our consulting fees decreased by $11,612, or 7.7%, from $150,999 we incurred during the six-month period ended November 30, 2019, to $139,387 we incurred during the six-month period ended November 30, 2020. Larger consulting fees during the comparative period ended November 30, 2019, were associated with $25,000 we paid for consultation on setting up our distribution channels in China.

•Our research and development fees for the six-month period ended November 30, 2020, decreased by $32,932, or 21%, from $156,607 we incurred during the six-month period ended November 30, 2019, to $123,675 we incurred during the six-month period ended November 30, 2020. The lower research and development fees during the six-month period ended November 30, 2020, were associated with the conclusion of the work associated with Health Canada certifications, and reduced work load associated with our 510(K) submission to the FDA. In addition, we continued minor developments of the eBalance® systems.

•Our general and administrative fees for the six-month period ended November 30, 2020, decreased by $105,139, or 48.1%, from $218,642 we incurred during the six-month period ended November 30, 2019, to $113,503 we incurred during the six-month period ended November 30, 2020. The largest factor that contributed to this change was associated with fluctuation in foreign exchange rates, which, during the six-month period ended November 30, 2020, resulted in $47,167 gain, as compared to $540 gain during the comparative period; our expenditures on corporate communications decreased by $45,937 to $93,582 we recorded during the six-month period ended November 30, 2020, as compared to $139,519 we incurred during the six-month period ended November 30, 2019. Other factors that affected our general and administrative fees were associated with a $12,902 decrease to our accounting and audit fees, which decreased from $22,925 we incurred during the six-month period ended November 30, 2019, to $10,023 for the six-month period ended November 30, 2020. Our management fees decreased by $8,100 from $27,600 we incurred during the six-month period ended November 30, 2019 to $19,500 we incurred during the six-month period ended November 30, 2020, the decrease resulted from renegotiation of monthly management fees with the Company’s CEO and the CFO. In addition, during the current period, we incurred $1,227 in marketing and advertising fees as opposed to $5,785 we incurred during the six-month period ended November 30, 2019. These decreases were in part offset by $14,471 in professional fees which we incurred during the six-month period ended November 30, 2020, the expense we did not incur in the comparative period

•During the six-month period ended November 30, 2020, we incurred $261 in distribution expenses we paid or accrued to our sales representatives (November 30, 2019 - $35,620). Based on our agreements with the sales representatives, we agreed to pay CAD$350 as commission for each eBalance® device they sell. In order to allow our sales representatives to establish their customer base, during the six-month period ended November 30, 2019, we were paying a monthly fee of CAD$5,000 to each sales representative. Due to a delay in securing Health Canada Class II device licenses, we suspended our agreements with sales representatives in January 2020. As of the date of this Quarterly Report on Form 10-Q we have suspended discussions on re-engagement of the sales representatives.

During the year ended May 31, 2020, our operating expenses increased by 67.7% from $670,208 incurred during the year ended May 31, 2019, to $1,123,939 incurred during the year ended May 31, 2020. The most significant changes were as follows:

•During the year ended May 31, 2020, our consulting fees increased by $15,988, from $262,902 we incurred during the year ended May 31, 2019, to $278,890 we incurred during the year ended May 31, 2020. Larger consulting fees during the year ended May 31, 2020, were associated with $25,000 we paid for consultation on setting up our distribution channels in China.

•Our research and development fees for the year ended May 31, 2020, increased by $131,309, from $261,907 we incurred during the year ended May 31, 2019, to $393,216 we incurred during the year ended May 31, 2020. The higher research and development fees during the year ended May 31, 2020, were associated with the MDSAP audit in February of 2020, as well as preparation of the QRM systems required under MDSAP and ISO 13485:2016 standard certification. During our second quarter of Fiscal 2020, our research and development efforts were associated with integration of automated billing module into the eBalance® wellness device’s operating system, and various smaller upgrades to improve user experience.

•During the year ended May 31, 2020, we incurred $53,786 in distribution expenses we paid or accrued to our sales representatives, who began working on distribution of our eBalance® devices in British Columbia, Canada (May 31, 2019 - $Nil). Based on our agreements with the sales representatives, we agreed to pay CAD$350 as commission for each eBalance® device they sell. In order to allow our sales representatives to establish their customer base, we agreed to a monthly fee of CAD$5,000 payable to each sales representative for an initial term of three months, which we extended on a month-to-month basis. Due to a delay in securing the Health Canada Class II device licenses, we suspended our agreements with sales representatives in January 2020. As of the date of this Annual Report on Form 10-K we are discussing the re-engagement of the sales representatives to aid us with the marketing of the eBalance® Home and Pro Systems in Canada.

•Our general and administrative fees for the year ended May 31, 2020, increased by $251,382, or 173.6%, from $144,819 we incurred during the year ended May 31, 2019, to $396,201 we incurred during the year ended May 31, 2020. The largest factor that contributed to this change was associated with our expenditures on corporate communications per our services agreement with Think Ink Marketing, which resulted in $194,043 we recorded during the year ended May 31, 2020, as compared to $14,537 we incurred during the year ended May 31, 2019. Other factors that affected our general and administrative fees were associated with  a $32,120 increase to our accounting and audit fees, which increased from $22,574 during the year ended May 31, 2019, to $54,694 during the year ended May 31, 2020, marketing and advertising fees, which increased by $13,456 to $17,893 during the year ended May 31, 2020, as opposed to $4,437 during the year ended May 31, 2019, a $9,352 increase in professional fees from $3,217 we incurred during the year ended May 31, 2019, to $12,569 we incurred during the year ended May 31, 2020, and a $10,661 increase in office expenses from $6,635 we incurred during the year ended May 31, 2019, to $17,296 we incurred during the year ended May 31, 2020. These increases were in part offset by $15,600 decrease in management fees, which amounted to $39,600 during the year ended May 31, 2020, as opposed to $55,200 we incurred in the comparative period.

Other Items

During the three-month period ended November 30, 2020, we accrued $7,879 (November 30, 2019 - $3,783) in interest associated with the outstanding notes payable.  During the six-month period ended November 30, 2020, we accrued $14,325 (November 30, 2019 - $10,735) in interest associated with the outstanding notes payable. Of this interest, $1,354 (November 30, 2019 - $7,095) represented interest we accrued on the notes payable we issued to Mr. Jeffs, our major shareholder.

During the year ended May 31, 2020, we accrued $21,069 (May 31, 2019 - $16,721) in interest associated with the outstanding notes payable, of which $2,634 (May 31, 2019 - $8,845) were accrued on the notes payable we issued to Mr. Jeffs, our major shareholder, and $5,793 (May 31, 2019 - $6,468) we accrued on the Credit Line with Mr. Jeffs.

During the year ended May 31, 2020, we recorded $102,094 loss on reacquisition of distribution rights from Live Current Media Inc. We did not have similar expenses during the year ended May 31, 2019.

During the year ended May 31, 2019, we recorded $219,052 in financing costs. These costs were associated with a one-time set-up fee of $25,000 we agreed to pay on Credit Line with Mr. Jeffs; and $193,665 being the fair market value of non-transferable share purchase warrants to acquire up to 7,482,960 common shares we issued to Mr. Jeffs for the Line of Credit and for the funds we received from Mr. Jeffs prior to the Credit Line. We did not have similar expenses during the year ended May 31, 2020.

During the year ended May 31, 2020, we recognized $68,816 as gain on forgiveness of debt, when two vendors agreed to forgive the amounts we owed them for the services provided in our fiscal 2015.

Liquidity and Capital Resources

Working Capital

	Six Months Ended November 30,	Year Ended May 31,
	2020	2020	2019
Current assets	$95,583	$157,343	$189,260
Current liabilities	1,781,469	1,679,523	1,963,100
Working capital deficit	$(1,685,886)	$(1,522,180)	$(1,773,840)

As of November 30, 2020, we had a cash balance of $21,784, a working capital deficit of $1,685,886 and cash flows used in operations of $313,773 for the period then ended. During the six-month period ended November 30, 2020, we funded our operations with $167,000 received from our private placement financing, and $125,773 we borrowed under loan agreements accumulating interest at 6% per annum, compounded monthly, and due on demand.

As of May 31, 2020, we had a cash balance of $45,090, a working capital deficit of $1,522,180 and cash flows used in operations of $925,844 for the period then ended. During the year ended May 31, 2020, we funded our operations with $486,000 received from our private placement financing and $80,000 received on subscription to units of our common stock; $15,000 we borrowed under short-term non-interest bearing advances, and $327,650 we received under convertible loan agreements accumulating interest at 6% per annum, compounded monthly, and due on demand.

We did not generate sufficient cash flows from our operating activities to satisfy our cash requirements for the period ended November 30, 2020, and the year ended May 31, 2020. The amount of cash we have generated from our operations to date is significantly less than our current debt obligations. There is no assurance that we will be able to generate sufficient cash from our operations to repay the amounts owing under the outstanding notes and advances payable, or to service our other debt obligations.  If we are unable to generate sufficient cash flow from our operations to repay the amounts owing when due, we may be required to raise additional financing from other sources. The outcome of these matters cannot be predicted with any certainty at this time and raises substantial doubt that we will be able to continue as a going concern.

Cash Flows

	Six Months Ended November 30,		Year Ended May 31,
	2020	2019	2020	2019
Cash flows used in operating activities	$(313,773)	$(479,370)	$(925,844)	$(307,542)
Cash flows used in investing activities	(1,574)	(2,463)	(2,463)	(1,915)
Cash flows provided by financing activities	292,773	698,650	916,422	359,125
Effects of foreign currency exchange on cash	(732)	1,002	(197)	(696)
Net increase (decrease) in cash during the period	$(23,306)	$217,819	$(12,082)	$48,972

Net Cash Used in Operating Activities

Net cash used in operating activities during the six months ended November 30, 2020, was $313,773. This cash was primarily used to cover our cash operating expenses of $412,531 and to decrease our accrued liabilities by $24,545. These uses of cash were offset by $66,520 increase in amounts due to related parties, $29,937 decrease in other current assets, $24,776 increase in our accounts payable, and by a $2,070 decrease in inventory.

Net cash used in operating activities during the six months ended November 30, 2019, was $479,370. This cash was primarily used to cover our cash operating expenses of $540,136, to increase our inventory by $3,293, and to decrease our unearned revenue and amounts due to related parties by $244 and $8,898, respectively. These uses of cash were offset by $11,849 decrease in other current assets, and by $58,529 and $2,823 increases in our accounts payable and accrued liabilities, respectively.

Net cash used in operating activities during the year ended May 31, 2020, was $925,844. This cash was primarily used to cover our cash operating expenses of $943,839, to decrease our unearned revenue by $57,904, and amounts due to related parties by $16,518. These uses of cash were offset by decreases in our inventory and other current assets of $20,503 and $16,152, respectively, and by $46,574 and $9,188 increases in our accounts payable and accrued liabilities, respectively.

Net cash used in operating activities during the year ended May 31, 2019, was $307,542. This cash was primarily used to cover our cash operating expenses of $664,254, to increase our inventory by $14,499, work in progress by $49,812, and to increase our other current assets by $33,173. These uses of cash were offset by increases in our accounts payable and amounts due to related parties of $141,585 and $50,770, respectively; by $5,035 increase to our accrued liabilities and by $256,806 increase in unearned revenue, of which $250,000 was associated with a deposit we received under the LOI with Live Current Media, Inc, which was later superseded by the definitive agreement for exclusive distribution rights, and $6,806 were associated with a security deposits we received on several eBalance® devices we provided to our potential customers on a 90-day trial.

Non-cash transactions

During the six-month period ended November 30, 2020, our net loss was affected by the following expenses that did not have any impact on cash used in operations:

•$14,325 (2020 - $10,735) in interest we accrued on the outstanding notes payable. Of this interest, $1,354 (2020 - $7,095) was accrued on the notes payable we issued to Mr. Jeffs;

•$48,686 (2020 - $2,909) in unrealized foreign exchange gain, which resulted from fluctuations of Canadian dollar in relation to US dollar, our functional and reporting currencies;

•$1,368 (2020 - $813) in amortization of equipment we acquired for our manufacturing operations and for our office; and

•$11,000 (2020 - $Nil) in non-cash investor relations expenses which were associated with fair market value of the shares we issued to our consultant for investor relation services in April 2020.

During the year ended May 31, 2020, our net loss was affected by the following expenses that did not have any impact on cash used in operations:

•$102,094 (2019 - $Nil) we recognized as loss on reacquisition of distribution rights from LIVC pursuant to the Buyback Agreement dated January 29, 2020;

•$21,069 (2019 - $16,721) in interest we accrued on the outstanding notes payable. Of this interest, $2,634 (2019 - $8,845) was accrued on the notes payable we issued to Mr. Jeffs, and $5,793 (2019 - $6,468) was accrued on the $250,000 Credit Line provided to us by Mr. Jeffs;

•$Nil (2019 - $219,052) in financing fees associated with short-term loan agreements and the Credit Line with Mr. Jeffs;

•$20,183 loss (2019 - $5,374) in unrealized foreign exchange, which resulted from fluctuations of Canadian dollar in relation to US dollar, our functional and reporting currency ; and

•$1,846 (2019 - $580) in amortization of equipment we acquired for our manufacturing operations and for our office.

•$3,667 (2019 - $Nil) in non-cash investor relations expenses which were associated with fair market value of the shares we issued to our consultant for investor relation services.

Net Cash Provided by Financing Activities

During the six-month period ended November 30, 2020, we received $125,773 under loan agreements, which are payable on demand and accumulate interest at 6% per annum. In addition, we received $167,000 on closing of our non-brokered private placement for 988,000 units of our common stock at $0.25 per unit for total proceeds of $247,000, of which $80,000 was received during the year ended May 31, 2020. We did not incur any share-issuance costs associated with the units issued as part of the private placement financing.

During the six-month period ended November 30, 2019, we received $197,650 under convertible loan agreements, which are payable on demand and accumulate interest at 6% per annum. At discretion of the lenders, the full amount due under the loans can be converted into the units of our common stock at the then-current price of private placement financing. In addition, we received a total of $15,000 in non-interest-bearing advances which are payable on demand. In addition to the funds received as part of debt financing, we issued 4,050,000 units of our common stock for total proceeds of $486,000. We did not incur any share-issuance costs associated with the units issued as part of the private placement financing.

During the year ended May 31, 2020, we received $327,650 under convertible loan agreements, which are payable on demand and accumulate interest at 6% per annum. At discretion of the lenders, the full amount due under the loans can be converted into the units of our common stock at the then-current price of private placement financing. In addition, we received a total of $15,000 in non-interest-bearing advances which are payable on demand. During the same period we received $486,000 on issuance of 4,050,000 units of our common stock, and $80,000 on subscription to units of our common stock, which were issued on July 30, 2020. We did not incur any share-issuance costs associated with the units issued as part of the private placement financing.

During the year ended May 31, 2019, we borrowed a total of $23,029 from Mr. Jeffs, our major shareholder. Of this amount CAD$20,000 in principal bore interest at 12% per annum, compounded monthly, was unsecured and payable on demand; and CAD$10,000 was advanced as a non-interest-bearing short-term loan, which was payable within 14 days from the grant. We have not repaid this loan when due, and therefore it was payable on demand. In addition, we borrowed $23,975 (CAD$31,200) from an unrelated party. The loan bears interest at 6% per annum and is compounded monthly. During the same period, we borrowed a total of $62,121 from unrelated parties under non-interest-bearing advances which are payable on demand.

On December 27, 2018, we entered into an agreement with Mr. Jeffs, for an unsecured line of credit of up to $250,000 (the “Line of Credit”) of which $100,000 we borrowed on December 20, 2018 and remaining $150,000 we borrowed on January 25, 2019. To set up the Line of Credit, we agreed to a $25,000 setup fee (the “Setup Fee”), which was added to the total amount borrowed under the Line of Credit. The balance borrowed under the Line of Credit as well as the Setup Fee accumulate interest at a rate of 6% per annum and are payable on demand.

In consideration for the Line of Credit, we issued Mr. Jeffs non-transferable share purchase warrants (the “Warrants”) to purchase up to 5,000,000 shares of our common stock exercisable at $0.05 per share and expiring on December 27, 2021. The Warrants vested at a rate of 20 warrants for every $1 drawn on the Line of Credit.

In addition, in recognition of $124,148 previously advanced by Mr. Jeffs, we issued non-transferable share purchase warrants (the “Additional Warrants”) to purchase up to 2,482,960 shares exercisable at $0.05 per share and expiring on December 27, 2021. The Additional Warrants vested at the time of grant. We determined the value of the Warrants and Additional Warrants to be $193,665, which we recorded as part of additional paid-in capital. Since the funds advanced under the Line of Credit were payable on demand, we expensed $193,665 as financing fees immediately upon receipt of advances.

On August 28, 2019, Mr. Jeffs, exercised his warrants to acquire 7,482,960 shares. To exercise the warrants, Mr. Jeffs chose to apply $374,148, the Company owed under the Line of Credit and the notes payable against the purchase price of the shares.

Net Cash Used in Investing Activities

During the six-month period ended November 30, 2020, we purchased office equipment for $1,574 (2020 - $2,463).

During the year ended May 31, 2020, we used $2,463 to acquire office equipment.

During the year ended May 31, 2019, we spent $1,915 acquiring equipment for the manufacturing of our eBalance® devices.

Going Concern

The notes to our unaudted condensed consolidated financial statements at November 30, 2020 and our audited consolidated financial statements at May 31, 2020, disclose our uncertain ability to continue as a going concern. Our current business operations are in an early development stage and as such, we were able to generate only minimal revenue from the operations. Our research and development plans for the near future will require large capital expenditures, which we are planning to mitigate through equity or debt financing, or by requiring upfront deposits from our potential distributors, once we begin commercial production of our eBalance® devices.

As at November 30, 2020, we had an accumulated deficit of $8,440,058, and at May 31, 2020 we had an accumulated a deficit of $8,049,520 since inception and increased sales will be required to fund and support our operations. Our continuation as a going concern depends upon the continued financial support of our shareholders, our ability to obtain necessary debt or equity financing to continue operations, and the attainment of profitable operations. Our audited consolidated financial statements do not give effect to any adjustments that would be necessary should we be unable to continue as a going concern and therefore be required to realize our assets and discharge our liabilities in other than the normal course of business and at amounts different from those reflected in our financial statements.

Critical Accounting Policies

An appreciation of our critical accounting policies is necessary to understand our financial results. These policies may require management to make difficult and subjective judgments regarding uncertainties, and as a result, such estimates may significantly impact our financial results. The precision of these estimates and the likelihood of future changes depend on a number of underlying variables and a range of possible outcomes. We have applied our critical accounting policies and estimation methods consistently.

Principals of consolidation

The consolidated financial statements include the accounts of Cell MedX Corp. and our Subsidiary. On consolidation we eliminate all intercompany balances and transactions.

Foreign currency translations and transactions

Our functional and reporting currency is the United States dollar. We translate foreign denominated monetary assets and liabilities into their U.S. dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Revenues and expenses are translated at average rates of exchange during the period. Related translation adjustments as well as gains or losses resulting from foreign currency transactions are reported as part of operating expenses on the statement of operations.

The functional currency of our Subsidiary is the Canadian dollar. On consolidation, the Subsidiary translates the assets and liabilities to U.S. dollars using foreign exchange rates which prevailed at the balance sheet date, and translates revenues and expenses using average exchange rates during the period. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the other comprehensive income. As of the date of this Annual Report on Form 10-K we have not entered into derivative instruments to offset the impact of foreign currency fluctuations.

Revenue recognition

Revenue is measured based on the amount of consideration that is expected to be received by the Company for providing goods or services under a contract with a customer, which is initially estimated with pricing specified in the contract and adjusted primarily for sales returns, discounts and other credits at contract inception then updated each reporting period, and excludes any sales incentives and amounts collected on behalf of third parties. The Company recognizes revenue when persuasive evidence of a contract with a customer exists and a performance obligation is identified and satisfied as the customer obtains control of the goods or services. The Company recognizes revenue on the monthly eBalance® treatment packages in the month the packages are provided.

Revenue is recognized net of any taxes collected from customers and subsequently remitted to governmental authorities.

Shipping and handling costs associated with outbound freight after control over a product has transferred to a customer are accounted for as a fulfillment cost and are in included in cost of revenues.

Inventory valuation

Inventories are valued at the lower of cost or net realizable value, net of trade discounts received, with costs being determined based on the weighted average cost basis.

Research and development costs

The Company expenses all in-house research and development costs in the period they were incurred. Acquired research and development costs are capitalized to the extent that the sum of the undiscounted cash flows expected to result from the asset can be reasonably estimated or may be verified by an appraisal in certain instances. In all other instances the costs are expensed in the period they were incurred. Acquired research and development costs for a particular research and development project that have no future economic values, are expensed as research and development costs at the time the costs are incurred.

Income taxes

Income tax expense is based on pre-tax financial accounting income. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not some portion or all of the deferred tax assets will not be realized.

Loss per share

Basic loss per share is computed by dividing the net loss attributable to the common stockholders by the weighted average number of common shares outstanding during the reporting period. Diluted net income per common share includes the potential dilution that could occur upon exercise of the options and warrants to acquire common stock computed using the treasury stock method which assumes that the increase in the number of shares is reduced by the number of shares which could have been repurchased by the Company with the proceeds from the exercise of the options and warrants.

Long-lived assets

In accordance with ASC 360, “Property, Plant, and Equipment”, the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life. Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount exceeds fair value.

Equipment

Equipment is stated at cost and is amortized over its estimated useful life on a straight-line basis over two years.

Fair value measurements

The book value of cash, other current assets, accounts payable, accrued liabilities, notes and advances payable, and due to related parties approximate their fair values due to the short-term maturity of those instruments.  The fair value hierarchy under GAAP is based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

Level 1 -quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 -observable inputs other than Level 1, quoted prices for similar assets or liabilities in active markets, quoted prices  for identical or similar assets and liabilities in markets that are not active, and model-derived prices whose inputs are  observable or whose significant value drivers are observable; and

Level 3 -assets and liabilities whose significant value drivers are unobservable by little or no market activity and that are significant to the fair value of the assets or liabilities.

Certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments only in certain circumstances (for example, when there is evidence of impairment).  There were no assets or liabilities measured at fair value on a nonrecurring basis during the periods ended November 30, 2020, May 31, 2020 and May 31, 2019.

Stock options and other stock-based compensation

The Company accounts for the granting of share purchase options to employees using the fair value method whereby all awards to employees are recorded at fair value on the date of the grant. The fair value of all share purchase options is expensed over their vesting period with a corresponding increase to additional capital surplus. Upon exercise of share purchase options, the consideration paid by the option holder, together with the amount previously recognized in additional paid-in capital is recorded as an increase to share capital.

The Company uses the Black-Scholes option pricing model to calculate the fair value of share purchase options. Option pricing models require the input of highly subjective assumptions, including the expected price volatility. Changes in these assumptions can materially affect the fair value estimate.

Recent accounting pronouncements

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update 2016-02, “Leases” (“ASU 2016-02”). ASU 2016-02 changes current U.S. GAAP for lessees to recognize lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under previous U.S. GAAP. ASU 2016-02 is effective for annual periods beginning after December 15, 2018, including interim periods. Early application is permitted. The Company adopted the ASU 2016-02 on June 1, 2019. As of the date of this Prospectus, the Company has no leasing arrangements.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

Name	Age	Positions
Frank McEnulty	64	Chief Executive Officer and Director
Yanika Silina	42	Chief Financial Officer and Director
Joao (John) da Costa	56	Chief Operating Officer and Director
Bradley Hargreaves	61	Vice President, Technology and Operations and Director
Dr. George Adams	69	Director

Frank McEnulty has served as a director of our Company since March 6, 2014, and as our Chief Executive Officer and President from March 6, 2014 until December 1, 2017. Mr. McEnulty was reappointed our CEO on September 12, 2018. Prior to closing our acquisition of the eBalance® Technology, on November 25, 2015, Mr. McEnulty also served as our Chief Financial Officer, Treasurer and Secretary. Mr. McEnulty is an experienced executive with an extensive background in finance and accounting. In addition to his entrepreneurial activities, Mr. McEnulty teaches Finance and Management at California State University, Long Beach. Since 1996, Mr. McEnulty has been the President and CEO of Meghan Matthews, Inc., a private investment company. Since 2004, Mr. McEnulty has also been a member of the board and compensation committee for Ojai Oil Company. Ojai Oil Company currently trades on the OTC Pink marketplace. Since September 2014 until January 2015 Mr. McEnulty has been the director of Madison Technologies, Inc. From 1989 through 1995, Mr. McEnulty was the Chief Operating Officer and Vice President of Finance for Tri-Five Property Management, a foreign owned real estate investment company. Mr. McEnulty received a Masters of Business Administration from the University of Southern California and a Bachelor of Science from California State University, Long Beach.

Yanika Silina has served as the Company’s Chief Financial Officer and Corporate Secretary since November 24, 2014, and as director since September 26, 2016. Ms. Silina is a Chartered Professional Accountant and holds a Diploma in Management Studies from Thompson Rivers University. Ms. Silina is currently CFO of Stuhini Exploration Ltd. (TSX.V: STU), and a director of Kesselrun Resources Ltd. (TSX.V: KES). Ms. Silina has previously held various management positions with other public companies listed on OTC Link alternative trading system and Canadian Securities Exchange.

Joao (John) da Costa has served as a director and the Chief Operating Officer of our Company since June 8, 2020. Mr. da Costa has more than twenty-five years of experience providing bookkeeping and accounting services to both private and public companies and is the founder and President of Da Costa Management Corp. (DCM), a company that has provided management and accounting services to public and private companies since August 2003. Since 2002, Mr. da Costa has been the CFO and a member of the Board of Directors of Triton Emission Solutions Inc., a company reporting under the United States Securities Exchange Act of 1934 (the "Exchange Act"). In addition to Triton Emission Solutions Inc., Mr. da Costa currently serves as the CFO, Treasurer and a director of Red Metal Resources Ltd., a company reporting under the Exchange Act and engaged in the business of acquiring and exploring mineral claims. Mr. da Costa also currently serves as the CFO and a director of Kesselrun Resources Ltd., a Canadian reporting company listed on the TSX Venture Exchange, and as a director of Live Current Media, Inc., a company reporting under the Exchange Act.

Brad Hargreaves’ background is in engineering, with two operations journeyman tickets and four year operations certification from Shell Canada. During the past nine years Mr. Hargreaves has researched the eBalance Technology and designed and improved treatment protocols for the treatment of disabilities and related ailments. Mr. Hargreaves provides his expertise and technical support to our research and development team and oversees the continuous development of the project from an engineering prospective. Mr. Hargreaves has been the director of operations and principal of XC Velle Institute Inc., a privately held technology and spa company, since 2009.  From approximately 2002 to 2009, Mr. Hargreaves worked operations for a privately held spa company that at one point employed up to 15 employees.

Dr. George Adams has served as a director of our Company since March 23, 2018. Dr. Adams brings with him a wealth of expertise in successfully developing and bringing medical devices to global markets. Dr. Adams is currently a Director and Chief Executive Officer of VentriPoint Diagnostics Ltd. (TSXV:VPT). Dr. Adams is a scientist and a serial entrepreneur with extensive public market experience. His previous positions include CEO of Amorfix Life Sciences (TSX:AMF), Chairman of Sernova Corp (TSXV:SVA) and President and CEO of the UT Innovations Foundation. Prior to this, Dr. Adams held research and executive positions with Boston Scientific Inc., Pfizer Inc., Corvita Canada Inc., University of Ottawa and Canadian Red Cross.  Dr. Adams has been instrumental in founding over 32 companies who have raised $120 million and has been a Director of 10 venture capital funds, 10 start-up companies and two Centres of Excellence. Dr. Adams was awarded a World Economic Foundation Technology Pioneer for 2007 and TBI Company of the year in 2009. Dr. Adams has 124 scientific publications and is a reviewer for major scientific journals, federal granting agencies and Centres of Excellence.  Dr. Adams obtained his BASc and MASc from the University of Waterloo and his PhD in Blood and Cardiovascular Disease, from McMaster University.

TERMS OF OFFICE

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws.  Our officers are appointed by our Board and hold office until removed by the Board.

SIGNIFICANT EMPLOYEES AND CONSULTANTS

We have no significant employees other than our officers and directors.

EXECUTIVE COMPENSATION

COMPENSATION TO EXECUTIVE OFFICERS

The following table sets forth the total compensation paid or accrued to our named executive officers, as that term is defined in Item 402(m)(2) of Regulation S-K during our last two completed fiscal years.

SUMMARY COMPENSATION TABLE

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Nonqualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Total ($)

Frank McEnulty CEO, Director	2020	$27,600(1)	Nil	Nil	Nil	Nil	Nil	Nil	$27,600
	2019	$43,200	Nil	Nil	Nil	Nil	Nil	Nil	$43,200

Yanika Silina CFO, Director	2020	$12,000(2)	Nil	Nil	Nil	Nil	Nil	Nil	$12,000
	2019	$12,000	Nil	Nil	Nil	Nil	Nil	Nil	$12,000

Bradley Hargreaves VP Technology & Operations, Director	2020	$45,291(3)	Nil	Nil	Nil	Nil	Nil	Nil	$45,291
	2019	$49,336	Nil	Nil	Nil	Nil	Nil	Nil	$49,336

Notes:

(1)We do not have a written compensation agreement with Mr. McEnulty. Mr. McEnulty is being compensated for management services based on a verbal agreement between us and Mr. McEnulty who invoices us for his services on a quarterly basis. On December 1, 2019, Mr. McEnulty agreed to reduce his management fee from $3,600 per month to $1,000 per month.

(2)We do not have a written compensation agreement with Ms. Silina. Ms. Silina is being compensated for management services based on a verbal agreement between us and Ms. Silina who invoices us for her services at a monthly rate of $1,000.

(3)Represents amounts paid or accrued to Mr. Hargreaves for consulting services pursuant to the verbal agreement between the Company and Mr. Hargreaves, who agreed to a consulting fee of CAD$5,000 per month.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information concerning unexercised options for each of our named executive officers, as that term is defined in Item 402(m)(2) of Regulation S-K as of our fiscal year end of May 31, 2020.

Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date

Frank McEnulty CEO & Director	500,000(1)	-	-	$0.35	Aug. 1, 2020
	500,000(1)	-	-	$0.35	Oct. 1, 2020
	500,000(1)	-	-	$0.35	Jan. 1, 2021
	500,000	-	-	$0.35	Apr. 1, 2021
	500,000	-	-	$0.35	Jul. 31, 2021

Yanika Silina CFO & Director	300,000	-	-	$0.35	Aug. 23, 2022

Bradley Hargreaves VP Technology and Operations	1,250,000(2)	-	-	$0.05	Aug. 26, 2020

(1)As of the date of the filing of this Prospectus, these options expired unexercised.

(2)As of the date of the filing of this Prospectus, Mr. Bradley Hargreaves exercised 1,234,855 options. The remaining 15,145 options expired unexercised.

EXECUTIVE COMPENSATION CONTRACTS

We do not have employment, consulting, or other compensating plans or arrangements, between us and any one of our named executive officers. There are also no arrangements which provide for specific compensation in the event of resignation, retirement, other form of termination, or from a change of control of Cell MedX, or from a change in a named executive officer’s responsibilities following a change in control.

DIRECTOR COMPENSATION

The following table sets forth the compensation paid to our directors during our May 31, 2020, fiscal year, other than directors who were also named executive officers as that term is defined in Item 402(m)(2).  Compensation paid to directors who were also named executive officers during our May 31, 2020, fiscal year is set out in the tables above.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Dr. George Adams	Nil	Nil	Nil	Nil	Nil	Nil	Nil

As of the date of this Prospectus we do not have any compensation arrangements with Dr. George Adams for acting as a member of our Board of Directors. We anticipate, however, the compensation, once finalized, will commensurate with that received by other directors, including participation in grants of stock options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of March 1, 2021 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) each of our directors and each of our named executive officers (as defined under Item 402(m)(2) of Regulation S-K), and (iii) officers and directors as a group. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Common Stock	Frank McEnulty Chief Executive Officer and Director 123 W. Nye Ln, Suite 446 Carson City, NV 89706	1,561,016(4)	2.58%
Common Stock	Yanika Silina Chief Financial Officer, Treasurer, Secretary and Director 820 - 1130 West Pender Street, Vancouver, BC V6E 4A4	350,000(5)	0.59%
Common Stock	Brad Hargreaves Vice President, Technology and Operations and Director 904-1616 Bayshore Drive Vancouver, BC V6G 3L1	5,934,855	9.99%
Common Stock	Joao (John) da Costa Chief Operating Officer and Director 820 - 1130 West Pender Street Vancouver, BC V6E 4A4	3,030,000(6)	4.98%
Common Stock	George Adams Director 7535 Conservation Rd Guelph, ON N1H 6J1	Nil	Nil
Common Stock	Directors and Executive Officers (as a group)	10,875,871	18.20%

% STOCKHOLDERS
Common Stock	Richard Norman Jeffs 11750 Fairtide Road, Ladysmith, BC V9G 1K5	11,252,028	18.95%
Common Stock	Jean Arnett 904-1616 Bayshore Drive Vancouver, BC V6G 3L1	6,250,000	10.52%
Common Stock	Brad Hargreaves 904-1616 Bayshore Drive Vancouver, BC V6G 3L1	5,934,855	9.99%
Common Stock	Susan Jeffs 11750 Fairtide Road, Ladysmith, BC V9G 1K5	5,233,334(1)	8.45%
Common Stock	City Group LLC 1201 Orange Street, Suite 600 Wilmington, DE 19801	3,797,294(2)	6.20%
Common Stock	Tradex Capital Corp 1177 W. Hastings Street, Suite 2288 Vancouver, BC V6E 2K3	3,511,576(3)	5.77%

Notes:

* Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding. As of March 1, 2021, there were 59,388,564 shares of our common stock issued and outstanding.

1.5,233,334 shares listed as being held by Mrs. Jeffs include warrants to purchase up to 666,667 shares of our common stock exercisable at a price of $1.50 expiring on October 12, 2021, and warrants to purchase up to 1,875,000 common shares at a price of $0.20 per share expiring on June 24, 2021.

2.3,797,294 shares listed as being held by City Group LLC include warrants to purchase up to 1,898,647 shares of our common stock at an exercise price of $1.50 expiring on October 12, 2021.

3.3,511,576 shares listed as being held by Tradex Capital Corp. include warrants to purchase up to 1,500,000 shares of our common stock at an exercise price of $1.50 expiring on October 12, 2021.

4.Of the 1,561,016 shares listed as being held by Mr. McEnulty, 40,000 shares and 40,000 warrants are issued in the name of the McEnulty Family Revocable Living Trust managed by Mr. McEnulty. The warrants expire on July 30, 2022, and can be exercised at $0.50. In addition, Mr. McEnulty holds an option to acquire up to 1,000,000 shares of our common stock at a price of $0.35 per share, the options vested in tranches of 500,000 shares and expire on April 1, 2021, and July 1, 2021 in tranches of 500,000 shares.

5.The 350,000 shares listed as being held by Ms. Silina include options to purchase up to 300,000 shares of our common stock at an exercise price of $0.35 per share.

6.The 3,030,000 shares listed as being held by Mr. da Costa include options to purchase up to 1,500,000 shares of our common stock at an exercise price of $0.35 per share which were granted to Da Costa Management Corp., of which Mr. da Costa is the President and sole director.

CHANGES IN CONTROL

We are not aware of any arrangement which may result in a change in control in the future.

RELATED TRANSACTIONS

Except as disclosed below, none of the following parties has, during our last three fiscal years, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

(a)Any of our directors or officers;

(b)Any person proposed as a nominee for election as a director;

(c)Any person who beneficially owns, directly or indirectly, more than 5% of our outstanding common stock; or

(d)Any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law of any person listed in (a) to (c), above, or any person (other than a tenant or employee) who shares the household of any person listed in (a) to (c), above.

DIRECTOR INDEPENDENCE

Our common stock trades on the OTC Link alternative trading system on the OTCQB marketplace, which does not have director independence requirements.  In determining whether any of our directors are independent directors, we have applied the definition for independence set out in NASDAQ Rule 5605(a)(2). In applying this definition, we have determined that Dr. George Adams qualifies as an independent member of our Board.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form S-1 under the Securities Act with the SEC with respect to the shares of our common stock offered through this Prospectus.  This Prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of Ireland. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving Ireland, and the statements we have made in this Prospectus are qualified in their entirety by reference to these additional materials.  You may inspect the registration statement, exhibits and schedules filed with the SEC at the SEC’s principal office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, Room 1580, 100 F Street NE, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC.  Our Registration Statement and the referenced exhibits can also be found on this website.  Our website is located at http://www.irelandminerals.com.

SUBJECT TO COMPLETION, DATED ________________, 2021 PROSPECTUS 6,337,000 Shares of Common Stock

INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this Offering are as follows:

Expenses(1)	US($)
SEC Registration Fee	$207
Accounting Fees and Expenses	$3,000
Legal Fees and Expenses	$20,000
Miscellaneous	$3,000
Total	$26,207

Note:

(1)All amounts are estimates, other than the SEC’s registration fee.

We are paying all expenses of the Offering listed above.  No portion of these expenses will be paid by the Selling Security Holders.  The Selling Stockolders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification

Chapter 78 of the NRS, pertaining to private corporations, provides that we are required to indemnify our officers and directors to the extent that they are successful in defending any actions or claims brought against them as a result of serving in that position, including criminal, civil, administrative or investigative actions and actions brought by or on behalf of Ireland.

Chapter 78 of the NRS further provides that we are permitted (but not required) to indemnify our officers and directors for criminal, civil, administrative or investigative actions brought against them by third parties and for actions brought by or on behalf of Ireland, even if they are unsuccessful in defending that action, if the officer or director:

(a)is not found liable for a breach of his or her fiduciary duties as an officer or director or to have engaged in intentional misconduct, fraud or a knowing violation of the law; or

(b)acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Ireland, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

However, with respect to actions brought by or on behalf of us against our officers or directors, we are not permitted to indemnify our officers or directors where they are adjudged by a court, after the exhaustion of all appeals, to be liable to us or for amounts paid in settlement to us, unless, and only to the extent that, a court determines that the officers or directors are entitled to be indemnified.

Our Bylaws provide that we will indemnify our officers and directors to the full extent permitted by law.

Advance of Expenses

Our Bylaws provide that we must pay the expenses of officers and directors incurred in defending any civil or criminal action, suit or proceeding as incurred, and in advance of a final disposition of the matter upon receipt of an undertaking  by the director or officer to repay such amounts if it is ultimiately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by us.

Insurance

Our Board of Directors is permitted to purchase insurance on behalf of any person required or permitted to be indemnified pursuant to our Bylaws.

RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we completed the following sales of unregistered securities:

1.In July 2020, we issued 988,000 units (each a “Unit”) at a price of $0.25 per Unit for total gross proceeds of $247,000. Each Unit consisted of one share of the Company’s common stock and one share purchase warrant entitling the holder thereof to purchase one additional share of the Company’s common stock for a period expring on July 30, 2022. Each warrant may be exercised at a price of $0.35 per share until January 30, 2021, and $0.50 per share for the remaining term. The Units were issued pursuant to the provisions of Regulation S of the United States Securities Act of 1933, as amended (the “Securities Act”) to persons who are not “U.S. persons” as defined in Regulation S, and to accredited investors pursuant to the provisions of Rule 506 of Regulation D of the Securities Act.

2.In January 2020, we issued warrants to purchase up to an aggregate of 2,000,000 shares of our common stock to Live Current Media Inc. (“LIVC”) as partial consideration to reacquire worldwide distribution rights for our eBalance® devices previously granted to LIVC in March 2019. The warrants expire February 26, 2023, with 1,000,000 warrants being exercisable at a price of $0.50 per share, and 1,000,000 warrants being exercisable at a price of $1.00 per share. The warrants were issued to LIVC pursuant to Section 4(a)(2) of the Securities Act on the basis that the transaction did not involve a public offering.

3.In June and July 2019, we issued an aggregate of 4,050,000 units (each a “Unit”) at a price of $0.12 per Unit for total gross proceeds of $486,000.  Each Unit consisted of one share of our common stock and one warrant, entitling the holder thereof to purchase one additional share of our common stock at a price of $0.20 per share, for a period ending 2 years after the date of issuance. The Units were issued pursuant to the provisions of Rule 506 of Regulation D under the Securities Act to persons who were “accredited investors” as defined in Rule 501 of Regulation D, and pursuant to the provisions of Rule 903 of Regulation S of the Securities Act to persons who were not “U.S. persons” as defined in Regulation S.

4.In February 2018, we issued 240,000 units (each a “Unit”) at a price of $0.25 per Unit. Each Unit consisted of one share of the Company’s common stock and one share purchase warrant entitling the holder thereof to purchase one additional share of the Company’s common stock for a period expring three years after issuance. Each warrant may be exercised at a price of $0.50 per share during the first year, $1.00 per share during the second year and $1.50 per share during the third year. The Units were issued pursuant to the provisions of Regulation S to a person who is not a “U.S. person” as defined in Regulation S.

5.In October 2017 we settled $579,536 in debt owed by us to certain investors by issuing a total of 2,318,144 shares of our common stock at a price of $0.25 per share. The shares were issued pursuant to the provisions of Regulation S of the Securities Act to persons who are not “U.S. persons” as defined in Regulation S, and to accredited investors pursuant to the provisions of Rule 506 of Regulation D of the Securities Act.

6.In October 2017, we issued 1,480,000 units (each a “Unit”) at a price of $0.25 per Unit.  Each Unit consisted of one share of the Company’s common stock and one share purchase warrant entitling the holder thereof to purchase one additional share of the Company’s common stock for a period expring three years after issuance. Each warrant may be exercised at a price of $0.50 per share during the first year, $1.00 per share during the second year and $1.50 per share during the third year. The Units were issued pursuant to the provisions of Regulation S to a person who is not a “U.S. person” as defined in Regulation S, and to accredited investors pursuant to the provisions of Rule 506 of Regulation D of the Securities Act.

7.On August 28, 2019, Mr. Jeffs, the Company’s major shareholder, exercised his warrants to acquire 7,482,960 shares the Company granted to Mr. Jeffs in consideration for the Line of Credit and in recognition of $124,128 previously advanced to the Company by Mr. Jeffs in series of separate loan agreements. To exercise the warrants, Mr. Jeffs chose to apply $374,148, the Company owed under the Line of Credit and notes payable against the purchase price of the shares. The Company expects that the share issuance will be completed in early September 2019.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit
Number	Description of Document
3.1	Articles of Incorporation (2)
3.2	Articles of Merger - Sports Asylum, Inc. and Plandel Resources, Inc.(3)
3.3	Articles of Merger - Cell MedX Corp. and Sports Asylum, Inc.(3)
3.4	Bylaws (1)
4.1	Specimen Stock Certificate (1)
5.1	Opinion of O’Neill Law LLP
10.1	Stock Option Agreement dated August 5, 2015 among Cell MedX Corp. and Frank E. McEnulty.(4)
10.2	Stock Option Agreement dated August 24, 2017 among Cell MedX Corp. and Yanika Silina(5)
10.3	Stock Option Agreement dated August 24, 2017 among Cell MedX Corp. and Da Costa Management Corp.(5)
10.4	Stock Option Agreement dated August 24, 2017 among Cell MedX Corp. and John Giovanni Di Cicco.(5)
10.5	Intellectual Property Royalty Agreement between Cell MedX Corp. and Brek Technologies Inc., dated for reference September 6, 2018.(6)
10.6	Royalty Agreement between Cell MedX Corp. and Mr. Richard Norman Jeffs, dated for reference September 6, 2018.(6)
10.7	Credit Line Agreement dated December 27, 2018, between Richard Norman Jeffs and Cell MedX Corp.(7)
10.8	Loan Agreement and Note Payable dated September 4, 2019, among Cell MedX Corp. and Longview Investment Limited (8)
10.9	Loan Agreement and Note Payable dated September 6, 2019, among Cell MedX Corp. and Rain Communications Corp. (8)
10.10	Loan Agreement and Note Payable dated September 16, 2019, among Cell MedX Corp. and Longview Investment Limited(8)
10.11	Loan Agreement and Note Payable dated September 19, 2019, among Cell MedX Corp. and Rain Communications Corp. (8)
10.12	Loan Agreement and Note Payable dated September 20, 2019, among Cell MedX Corp. and Longview Investment Limited(8)
10.13	Loan Agreement and Note Payable dated October 30, 2019, among Cell MedX Corp. and Longview Investment Limited (8)
10.14	Loan Agreement and Note Payable dated October 30, 2019, among Cell MedX Corp. and Rain Communications Corp. (8)
10.15	Loan Agreement and Note Payable dated December 3, 2019, among Cell MedX Corp. and Longview Investment Limited (9)
10.16	Loan Agreement and Note Payable dated January 6, 2020, among Cell MedX Corp. and Longview Investment Limited(9)
10.17	Loan Agreement and Note Payable dated January 9, 2020, among Cell MedX Corp. and Longview Investment Limited(9)
10.18	Loan Agreement and Note Payable dated January 31, 2020, among Cell MedX Corp. and Longview Investment Limited(9)

Exhibit
Number	Description of Document
10.19	Buyback agreement between Live Current Media Inc. and Cell MedX Corp., dated January 29, 2020.(10)
10.20	Loan Agreement and Note Payable dated February 17, 2020, among Cell MedX Corp. and Longview Investment Limited(9)
10.21	Loan Agreement and Note Payable dated March 4, 2020, among Cell MedX Corp. and Longview Investment Limited(9)
10.22	Loan Agreement and Note Payable dated March 25, 2020, among Cell MedX Corp. and Longview Investment Limited(9)
10.23	Loan Agreement and Note Payable dated April 13, 2020, among Cell MedX Corp. and Longview Investment Limited(11)
10.24	Loan Agreement dated July 3, 2020, among Cell MedX Corp. and David Jeffs. (11)
10.25	Loan Agreement and Note Payable dated August 31, 2020, among Cell MedX Corp. and Tradex Capital Corp.(11)
10.26	Loan Agreement and Note Payable dated September 2, 2020, among Cell MedX Corp. and Rain Communications Corp.(12)
10.27	Loan Agreement and Note Payable dated October 26, 2020, among Cell MedX Corp. and Rain Communications Corp. (12)
14.1	Code of Ethics(3)
23.1	Consent of O’Neill Law LLP (included with Exhibit 5.1)
23.2	Consent of Dale Matheson Carr-Hilton Labonte LLP
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Schema
101.CAL	XBRL Taxonomy Calculation Linkbase
101.DEF	XBRL Taxonomy Extension Label Linkbase
101.PRE	XBRL Taxonomy Extension Presentation Linkbase

Notes:

(1)Filed as an exhibit to the Company’s Registration Statement on Form S-1 filed with SEC on July 13, 2010

(2)Filed as an exhibit to the Company’s Amendment No. 1 to Registration Statement on Form S-1 filed with SEC on October 13, 2010

(3)Filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed with the SEC on October 9, 2014

(4)Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on August 11, 2015

(5)Filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed with the SEC on October 17, 2017

(6)Filed as an exhibit to the Company’s Annual Report on Form 10-K filed with the SEC on September 13, 2018

(7)Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on December 31, 2018

(8)Filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed with the SEC on January 14, 2020

(9)Filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed with the SEC on April 14, 2020

(10)Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on January 31, 2020

(11)Filed as an exhibit to the Company’s Annual Report on Form 10-K filed with the SEC on September 15, 2020

(12)Filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed with the SEC on January 14, 2021

UNDERTAKINGS

(a)The undersigned Registrant hereby undertakes:

1.To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

A.Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time to be the initial bona fide offering thereof.

3.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.That, for purpose of determining liability under the Securities Act of 1933 to any purchaser:

(a)If the Registrant is relying on Rule 430B:

i.Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii.Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)If the Registrant is subject to Rule 430C, each prospectus field pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract or sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.That, for purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

(c)The undersigned registrant hereby undertakes that: (i) for the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (ii) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Carson City, Nevada, on March 3, 2021.

Cell MedX Corp.

By:	/s/ Frank McEnulty
Frank McEnulty
Chief Executive Officer, President and Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Yanika Silina and Joao da Costa, and each of them individually, in his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement that we may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended, to register additional securities in connection with this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, fully power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date:	March 3, 2021	/s/ Frank McEnulty
Frank McEnulty
Chief Executive Officer and Director (Principal Executive Officer)

Date:	March 3, 2021	/s/ Yanika Silina
YANIKA SILINA
Chief Financial Officer and Director (Principal Accounting Officer)

Date:	March 3, 2021	/s/ Joao (John) Da Costa
JOAO (JOHN) DA COSTA
Chief Operating Officer and Director

Date:	March 3, 2021	/s/ Bradley Hargreaves
BRADLEY HARGREAVES
Vice President, Technology and Operations

Date:	March 3, 2021	/s/ George Adams
GEORGE ADAMS
Director